SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___ )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
                                      Only (as permitted by Rule 14a-6(e)(2)

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a012

                              Cal-Maine Foods, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
-------------------------------------------------

[X] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ____________________

     2)   Form, Schedule or Registration Statement No.:

          ____________________

     3)   Filing Party:

          ____________________

     4)   Date Filed:

          ____________________

                           Preliminary Proxy Material


[CAL-MAINE FOODS, INC. LETTERHEAD]

                             September _______, 2003

Dear Fellow Shareholders:

     You are invited to attend the annual meeting of the shareholders of Cal-Maine Foods, Inc. to be held on October 10, 2003 at 10:00 A.M. The meeting will be held in our headquarters at 3320 Woodrow Wilson Drive, Jackson, Mississippi.

     This meeting is very important, as you will be asked to vote on the annual election of directors, and also on a proposed transaction that, if approved, will result in the termination of our listing on NASDAQ and the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under those laws. Often referred to as a "going private" transaction, the proposed transaction is a reverse split of our common stock whereby each 2,500 outstanding shares of common would be converted into one share of common stock, and holders of fractional shares would be entitled to receive cash in lieu of fractional interests in an amount equal to $7.35 per share for each pre-split share. Shareholders will be asked to vote on a proposed amendment to our Amended and Restated Certificate of Incorporation effecting the reverse stock split. Failure to cast a vote has the same effect as a NO vote.

     The Board of Directors has taken several important steps to assure that the best interests of our public shareholders are served in connection with the proposed reverse stock split:

     o The Board appointed a Special Committee composed solely of independent directors who are not employed by or otherwise affiliated with the Company, to determine whether or not, and if so, on what terms, to effect the proposed transaction.

     o The Special Committee was authorized to engage, and did engage, its own independent financial advisor for the purpose of opining that the consideration to be paid in the reverse stock split would be fair, from a financial point of view, to the public holders of common stock of the Company (other than the directors and executive officers of the Company and the Company's Employee Stock Ownership Plan). The fairness opinion of the independent firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that was engaged by the Special Committee is attached as an exhibit to our proxy statement. The $7.35 per share represents an approximately 33% premium over the closing market price on July 11, 2003, which was the last business day before we publicly announced our Board's consideration of going private, and a premium of approximately 36% and 45% over the average closing prices during the 30 and 60 day trading periods, respectively, prior to and including July 11, 2003.

     o The Special Committee was authorized to engage, and did engage, its own independent counsel to represent it in its deliberations and in its efforts to assure that the proposed transaction is in the best interest of the Company and its shareholders.

     o Finally, I have agreed, in my capacity as the Chairman of the Board, Chief Executive Officer and principal shareholder owning shares constituting approximately 64.6% of the total voting power of the outstanding shares, to vote my shares for and against the proposed transaction in the same proportion as other shareholders vote their shares.

     After careful consideration, the Special Committee and the Board of Directors have concluded that the costs associated with being a "public" company are not justified by the benefits in view of our common stock's limited trading activity, the current lack of analysts following our performance, and the cyclical nature of our business.

     The Special Committee and the Board of Directors believe that the terms of the reverse stock split are fair from a financial point of view, and in the best interest of, our shareholders, including both those shareholders who will receive cash in lieu of fractional shares in the reverse stock split and those shareholders who will remain shareholders after the transaction. Accordingly, your Board of Directors believes the proposed transaction is in the best interest of the Company and its shareholders and unanimously recommends that you vote "FOR" the proposal.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY.

                                    Sincerely,


                                    Fred R. Adams, Jr.
                                    Chairman of the Board and
                                    Chief Executive Officer

                             CAL-MAINE FOODS, INC.

                            NOTICE OF ANNUAL MEETING

                                October 10, 2003

TO THE SHAREHOLDERS:

     The Annual Meeting of the shareholders of Cal-Maine Foods, Inc. will be held at the corporate offices of Cal-Maine Foods, Inc. at 3320 Woodrow Wilson Drive, Jackson, Mississippi 39209, at 10:00 a.m. (Local Time), on Friday, October 10, 2003, to consider and vote on:

     1. The amendment of the Amended and Restated Certificate of Incorporation of Cal-Maine Foods, Inc. to restructure the capitalization of the Company in order to effect a reverse stock split, terminate the registration of its common stock under the Securities Exchange Act of 1934, delist the common stock from trading on NASDAQ and become privately held.

     2. The election of directors to serve on the Board of Directors of Cal-Maine Foods, Inc. for the ensuing year.

     3. Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

     September 8, 2003 has been fixed as the record date for determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

     The directors sincerely desire your presence at the meeting. However, so that we may be sure your vote will be included, please sign, date and return the enclosed proxy card promptly. A self-addressed, postage-paid return envelope is enclosed for your convenience.

                                    FOR THE BOARD OF DIRECTORS

                                    /s/ Bobby J. Raines
                                    -------------------------------------------
                                    BOBBY J. RAINES
                                    SECRETARY
DATED: September ___, 2003


SHAREHOLDERS ARE URGED TO VOTE BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                              CAL-MAINE FOODS, INC.
                            3320 Woodrow Wilson Drive
                           Jackson, Mississippi 39209


                       PROXY STATEMENT FOR ANNUAL MEETING
                   OF SHAREHOLDERS TO BE HELD OCTOBER 10, 2003

The information set forth in this proxy statement is furnished in connection with the Annual Meeting of Shareholders of Cal-Maine Foods, Inc. (the "Company") to be held on October 10, 2003, at 10:00 a.m., Central Daylight time, at our headquarters, 3320 Woodrow Wilson Drive, Jackson, Mississippi. A copy of our annual report to shareholders for the fiscal year ended May 31, 2003, accompanies this proxy statement. Our telephone number is 601/948-6813. The terms "we," "us" and "our" used in this proxy statement mean the Company.

ADDITIONAL COPIES OF THE ANNUAL REPORT (NOT INCLUDING EXHIBITS), NOTICE, PROXY STATEMENT AND PROXY CARD WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO: CAL-MAINE FOODS, INC., ATTN: BOBBY J. RAINES, SECRETARY, POST OFFICE BOX 2960, JACKSON, MISSISSIPPI 39207. EXHIBITS TO THE ANNUAL REPORT MAY BE FURNISHED TO SHAREHOLDERS UPON THE PAYMENT OF AN AMOUNT EQUAL TO THE REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS. A LIST OF THE SHAREHOLDERS OF RECORD ON THE RECORD DATE WILL BE AVAILABLE FOR INSPECTION AT THE ABOVE ADDRESS FOR TEN DAYS PRECEDING THE DATE OF THE ANNUAL MEETING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the reverse stock split or the transactions contemplated thereby or determined if this proxy statement is truthful or complete. The Commission has not passed upon the fairness or merits of the reverse stock split or the transactions contemplated thereby nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Our Board of Directors is soliciting the enclosed proxy. The proxy may be revoked by a shareholder at any time before it is voted by filing with our Secretary a written revocation or a duly executed proxy bearing a later date. The proxy also may be revoked by a shareholder attending the meeting, withdrawing the proxy, and voting in person.

All expenses incurred in connection with the solicitation of proxies will be paid by us. In addition to the solicitations of proxies by mail, our directors, officers, and regular employees may solicit proxies in person or by telephone. We will, upon request, reimburse banks, brokerage houses and other institutions, and fiduciaries for their expenses in forwarding proxy material to their principals.

This proxy statement, the enclosed form of proxy and the other accompanying materials are first being mailed to shareholders on or about September 17, 2003. Shareholders of record at the close of business on September 8, 2003, are eligible to vote at the Annual Meeting. As of the record date, 10,564,388 shares of our common stock were outstanding, and 1,200,000 shares of our Class A common stock were outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the Annual Meeting. Each share of Class A common stock is entitled to ten votes on each such matter. Both the shares of common stock and the shares of Class A common stock have the right of cumulative voting in the election of directors. Cumulative voting means that each shareholder will be entitled to cast as many votes as he or she has the right to cast (before cumulating votes), multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among the nominees to be voted for as the shareholder sees fit. To exercise cumulative voting rights by proxy, a shareholder must clearly designate the number of votes to be cast for any given nominee.

Shares represented by a properly executed and returned proxy card will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, the person or persons named in the proxy will vote:

     o for an amendment to the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split and the transactions contemplated thereby;

     o    for election of the ten nominees to serve as directors of the Company;
          and

     o in their discretion with respect to such other business as may come before the Annual Meeting.

The election of directors requires a plurality of the votes cast. Approval of the reverse stock split will require that a majority of the votes entitled to be cast by the holders of the common stock and the Class A common stock, be cast in favor of the reverse split. In that connection, Fred R. Adams, Jr., Chairman of the Board and Chief Executive Officer of the Company, the principal holder of the common stock and Class A common stock, has agreed to vote his shares for and against the reverse stock split in the same proportion that the Company's other shareholders vote their shares for and against the proposal. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

In accordance with our bylaws and Delaware law, the Board will appoint two inspectors of election. The inspectors will take charge of and will count the votes and ballots cast at the Annual Meeting and will make a written report on their determination. This proxy statement provides you with detailed information about the proposed amendment to the Amended and Restated Certificate of Incorporation necessary to effect the reverse stock split and related matters. We encourage you to read this entire document carefully.

The Company makes forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company after the reverse stock split is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include changes in economic conditions, the quality of the Company's operations, the adequacy of operating and management controls, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations.

                          PROPOSED REVERSE STOCK SPLIT

SUMMARY TERM SHEET

This proxy statement contains information concerning the election of directors, beneficial ownership, executive compensation and other matters that are generally included in a proxy statement for an annual shareholders meeting. In addition, this proxy statement contains information concerning the proposed reverse stock split.

The following is a summary of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying this proxy statement, including the financial statements in the annual report on Form 10-K which are incorporated in this proxy statement by reference. We urge you to review the entire proxy statement and accompanying materials carefully.

     o    Reverse Stock Split

We are asking the Company's shareholders to approve an amendment to the Company's Amended and Restated Certificate of Incorporation, a copy of which is attached as Exhibit A to this Proxy Statement, that will provide for the conversion and reclassification of (i) each 2,500 outstanding shares of common stock into one share of common stock and (ii) each 2,500 outstanding shares of Class A common stock into one share of Class A common stock, in a reverse stock split. In the reverse stock split, the common stockholders will receive one share of common stock for each 2,500 shares they hold immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the common stock will be equal to $7.35 per pre-split share.

Also, in the reverse stock split, the Class A common stockholders will receive one share of Class A common stock for each 2,500 shares they hold immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the Class A common stock will also be equal to $7.35 per pre-split share. Please see the section "Description of the Reverse Stock Split" for a more detailed discussion.

The amendment will also decrease the authorized capital stock from 31,200,000 shares, of which 30,000,000 are common stock and 1,200,000 are Class A common stock, to 12,480 shares, of which 12,000 will be common stock and 480 will be Class A common stock.

o    Purposes of and Reasons for the Reverse Stock Split

The principal purposes of, and our reasons for, effecting the reverse stock split are:

     o the cost savings of approximately $400,000 per year that we expect to realize in the future as a result of the deregistration of our common stock under the Securities Exchange Act of 1934 and the resulting decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock, along with not having to comply with the Sarbanes-Oxley Act of 2002;

     o management's belief that it is necessary to realize every opportunity to reduce overhead and focus our resources on achieving maximum profitability and value of our stock;

     o the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of publicly-traded companies under the Securities Exchange Act of 1934 and managing shareholder relations and communications;

     o the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company, such as enhanced shareholder value, due to the limited liquidity and low market price of our common stock;

     o our belief that, given the costs involved, our shareholders have not benefited from the registration and NASDAQ listing of our stock, principally as a result of the thin trading market for our stock, which we believe has resulted in depressed market prices for our stock, a lack of market makers and analysts following our performance, and a limitation of our shareholders' abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price;

     o to improve our ability to make acquisitions of private companies engaged in the commercial shell egg business; and

     o the cyclicality of the profits and losses of the Company that are negatively viewed in the public markets, as has been demonstrated by the fact that the common stock has historically traded at a discount to its book value.

Please see " Special Factors--Purposes of and Reasons for the Reverse Stock Split" for a more detailed discussion.

o    Alternatives Considered

We considered a cash-out merger of the Company, a tender offer, open market purchases of Company stock, and remaining a public company as alternatives to the reverse stock split. We determined that the cash-out merger was not a desirable option because it would necessitate the creation of a new incorporated entity and the preparation and effectuation of an agreement and plan of merger and would not offer any meaningful advantage over a reverse stock split. Open market purchases would not assure a material reduction in our number of shareholders and the amount of funds which would be required would have been uncertain. The tender offer option also provided no guarantee that the number of shareholders would be materially reduced and thus no assurance that we could reduce the cost of servicing our shareholders. We determined that remaining a public company was not in the Company's best interest as we would continue to incur the expenses involved and perpetuate the existing disadvantages the Company experiences as a result of being publicly owned. The Board of Directors believes that by implementing the reverse stock split, management would be able to devote full time and attention to the Company's business and expenses would be significantly reduced, thus enabling the Company to improve its financial performance, which could result in increased shareholder value over time.

Please see "Special Factors--Alternatives Considered" for a more detailed discussion.

The Company believes that all of its officers, as well as its directors, are in favor of becoming privately held. Fred R. Adams, Jr., our Chairman of the Board and Chief Executive Officer who owns approximately 64.6% of the total voting power of our shares, will vote his shares for and against the reverse stock split in the same proportions that all other shareholders vote their shares for and against the proposal (see "Undertaking of Fred R. Adams, Jr. " below). While recognizing the uncertainty of the Company's future operations, particularly the extreme cyclicality of earnings or losses typically experienced by shell egg companies, management and the directors believe the reverse split will benefit the Company and its shareholders. Important in the decision of the Board of Directors to recommend becoming privately held was the small number of shares of common stock held by persons who are not affiliated with or employed by the Company which is attributable in part to the fact that the employees of the Company, through participation in the Company's ESOP, own 31.9% of the Company's common stock. In addition, many employees own stock outright in their own name.

The Board of Directors did not solicit third party offers to buy the Company. The Company is the largest shell egg producer and marketer in the United States. At this time, the Company is the only publicly held company in the United States whose primary business is the production, processing and sale of shell eggs. The second largest shell egg company in the United States, which was a public company, became privately held in 2001. We have concluded that the inherent cyclicality of the shell egg business may not be well received by public markets, making the Company particularly unattractive to other public companies.

o    Undertaking of Fred R. Adams, Jr. as to the Vote of his Shares

Fred R. Adams, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company, individually owns 3,837,177 shares of the common stock and 1,085,000 shares of the Class A common stock of the Company. Mr. Adams thus personally has 64.6% of the total voting power of the outstanding shares of the Company. Mr. Adams is in favor of the reverse stock split and if he voted all his shares in favor of the proposal it would assure its passage. In order to give effect to the views of the other shareholders of the Company regarding the proposed reverse stock split, Mr. Adams has agreed to vote his shares for and against the proposal in the same proportion as the vote of all other shareholders.

o    Effects of the Reverse Stock Split

Below are the effects of the reverse stock split on the Company and the shareholders.

     o our shareholders of record, which, as of August 14, 2003, numbered 262, will be reduced to approximately 53. Of our current stockholders of record, 33 are Company employees and their family members. Additionally, we estimate that there are 822 beneficial shareholders holding a total of approximately 2,377,000 shares of common stock, which number of beneficial shareholders will be reduced to 163. The number of outstanding shares of common stock will decrease from approximately 10,564,388 to approximately 3,932 and the number of outstanding shares of Class A common stock will decrease from 1,200,000 to approximately 480, resulting in a significant decrease in the number of shares outstanding;

     o our common stock will no longer be traded on NASDAQ, and no public market will exist for our

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
          common stock;

     o we will terminate the registration of our common stock under the Securities Exchange Act of 1934 which will mean that we will no longer file reports with the Securities and Exchange Commission or be considered a public company;

     o book value per share of common stock which, as of May 31, 2003, was $5.62, will be reduced to approximately $5.44 on a pre-split basis, giving pro forma effect to the costs of this transaction and the cash payment for fractional shares and expenses incurred;

     o we estimate that the percentage ownership of Company common stock beneficially owned by our executive officers and directors as a group will increase from approximately 38.5% at August 14, 2003 to approximately 41.7% immediately following the reverse stock split;

     o we further estimate that the total voting power of common stock and Class A common stock beneficially owned by our executive officers and directors as a group will increase from 74.2% to 77.0%, including an increase in the total voting power of such shares owned by Mr. Adams from 64.6% to 67.1% immediately following the reverse stock split; and

     o our cash and cash equivalents will be reduced from approximately $6.1 Million at May 31, 2003 to approximately $1.5 Million, debt will be increased by $2.0 Million on a pro forma basis with a corresponding reduction in our net stockholders' equity of $6.6 Million; our working capital (i.e., the excess of our current assets over our current liabilities) at May 31, 2003 on a pro forma basis will be reduced from $27.7 Million to $21.2 Million; and our indebtedness as of that date, will be increased on a pro forma basis from $108.2 Million to $110.2 Million.

o Effect of Reverse Stock Split on Outstanding Stock Options: As a result of the reverse stock split, the exercise price of each outstanding option will automatically increase by a factor of 2500 and the number of underlying shares will decrease by a factor of 2500. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the Company will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the Board of Directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the Securities Act of 1933, optionees will be required to acquire such shares for investment purposes.

o    Effects of the Reverse Stock Split on Shareholders Who Own Fewer than 2,500
     Shares: As a result of the reverse stock split, these shareholders will receive $7.35 for each share of common stock they own before the reverse stock split, and will no longer be shareholders of the Company.

o    Effects of the Reverse Stock Split on Shareholders Who Own 2,500 or More
     Shares: Holders of common stock owning 2,500 or more shares will remain shareholders after the reverse split. They will receive one post-split share in exchange for each 2,500 pre-split shares, and in lieu of fractional shares will receive $7.35 for each pre-split share. The remaining shareholders who are not officers, directors, or controlling persons (or "unaffiliated shareholders") of the Company will, as a group, own a smaller percentage of the Company than previously. Inasmuch as some of the unaffiliated shareholders may not wish to continue as small shareholders of a company whose common stock has very limited liquidity, the Company plans, if and after the reverse stock split is approved and effected, for a period of 90 days, to offer to purchase the common stock of any unaffiliated shareholder who desires to sell at the same price as that to be paid for fractional interests adjusted for the reverse split. The Company does not plan to so offer to purchase any shares from any affiliated shareholder or the ESOP.

o Federal Income Tax Consequences of the Reverse Stock Split: As a result of the reverse stock split, shareholders who receive only common stock will not recognize gain or loss. Shareholders who receive cash will recognize a gain or loss, which may be treated as income or capital gains/losses, depending on the individual shareholder's circumstances and the amount of time the shareholder held the shares. Shareholders who acquire shares of common stock as a result of exercising stock options will likewise recognize gain or loss if they receive cash, but the treatment of that gain or loss will depend on the amount of time the shareholder held the shares received. Please see "Special Factors--Federal Income Tax Consequences of the Reverse Stock Split" for a more detailed discussion.

Please see "Special Factors--Effects of the Reverse Stock Split" for a more detailed discussion of the effects of the reverse stock split on the Company and its shareholders.

o    Fairness of the Reverse Stock Split to Unaffiliated Shareholders

We believe that the reverse stock split is fair to, and in the best interests of, our shareholders, both for those who will be cashed out and those who will remain shareholders. The Board of Directors has unanimously approved the reverse stock split.

We believe that the reverse stock split is fair to unaffiliated shareholders who will be cashed out because it provides them with the opportunity to liquidate their shares without the risk of market fluctuation for a price significantly higher than could be obtained in the marketplace in recent periods, prior to the Company's announcement on July 14, 2003 of its intent to explore going private, and to do so without incurring brokerage costs. The certainty of receiving that price, we believe, outweighs the fact that unaffiliated shareholders do not control the timing or price of the transaction, and will no longer be able to participate in any improvement in the Company's performance. Please see "Special Factors--Fairness of the Reverse Stock Split to Unaffiliated Shareholders" for a more detailed discussion.

We believe that the transaction is fair to unaffiliated shareholders who remain shareholders because they will be able to participate in any improvement in the Company's future performance. Also, if and after the reverse split is effected, the Company plans to offer to buy the shares of those unaffiliated shareholders who do not wish to remain shareholders at the same price as paid for fractional interests on a pre-split basis.

o Procedural Fairness. In view of Mr. Adams' controlling interest in the Company and because seven of the ten members of the Board of Directors are employed by the Company, the Board appointed a Special Committee of three independent directors to determine whether or not to effect the reverse stock split and, if so, on what terms, including a price to be paid in lieu of fractional shares that is fair to all shareholders. Further, the Special Committee was authorized to engage and did engage, an independent financial advisor to render a fairness opinion and counsel to advise it. Finally, as discussed under "Undertaking of Fred R. Adams, Jr.", Mr. Adams has agreed to vote his shares for and against the proposed reverse stock split in the same proportion as the other shareholders vote their shares.

o Fairness of the Price. The Board of Directors, based in part on financial analysis completed by the Special Committee's financial advisor, Houlihan Lokey Howard & Zukin, Financial Advisors, Inc. ("Houlihan Lokey") in connection with its delivery of its fairness opinion, has determined that the consideration to be received in the reverse stock split is fair both to the Company and to the shareholders, in view of the following factors:

     o Historical Market Prices of Company Common Stock: Although the Company's common stock is quoted on the NASDAQ National Market, there has been a limited trading market for the stock. The high and low sale prices for the common stock from June 1, 2001 through July 11, 2003, which was the last business day on which the common stock was traded before we announced our consideration of a possible going private transaction, range from a high of $5.75 on July 9, 2003, to a low of $2.48 per share on December 26, 2001. The last sale price of the common stock on July 11, 2003, was $5.52 per share. Also, the average daily volume of trading between May 31, 2001 and July 11, 2003 was only 8,944 shares with an average of 12 trades per day.

     o    Premium over Market Prices: The $7.35 cash consideration represents
          (a) a premium of 33.15% over the closing price for the common stock as of July 11, 2003, the last trading day prior to the Company's announcement of the formation of the Special Committee to explore a going private transaction and (b) a premium of approximately 36.36% and 44.69% over the average closing prices over the 30 trading days and 60 trading days, respectively, prior to and including July 11, 2003.

     o Premiums Paid in Other Going Private Transactions: The $7.35 cash consideration falls within the range of premiums paid in certain other going private transactions.

     o Comparison of Implied Valuation Multiple to Multiples of Comparable Publicly Traded Companies: The $7.35 cash consideration falls within the indicated range of value of the Company based upon a comparison of the implied enterprise value to revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples and tangible net book value of five publicly traded comparable companies.

     o Premium over Discounted Cash Flow Value: The $7.35 cash consideration is above the highest per share valuation of the Company reached through a discounted cash flow analysis.

     o Comparison of Implied Valuation Multiple to Acquisition Multiples from Recent Change of Control Transactions Involving Comparable Publicly Traded Companies: The $7.35 cash consideration falls within the indicated range of value of the Company based upon a comparison of the implied enterprise value to revenue and EBITDA multiples and tangible net book value multiples paid for twelve comparable publicly traded companies that were parties to change of control transactions announced after September 27, 2000.

     o Equity Value: The $7.35 cash consideration falls within the range of equity value for the Company as of August 15, 2003 based upon a determination of the Company's enterprise value using the market multiple, comparable transaction and discounted cash flow analyses.

The Board of Directors determined that the cash price of $7.35 per pre-split share is fair to all unaffiliated shareholders, both those who would no longer be shareholders because they would own less than 2,500 shares and receive only cash in lieu of fractional shares in the reverse stock split, and those who will remain shareholders because they own 2,500 shares or more. Please see "Special Factors--Fairness of the Price" for a more detailed discussion.

General

o Effectiveness of the Reverse Stock Split: If the shareholders approve the reverse stock split, the Company, as promptly as possible thereafter, will file an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and thereby effect the reverse stock split. Promptly thereafter, the Company will file a Form 15 with the SEC certifying that it has fewer than 300 shareholders of record, thereby terminating the registration of the common stock under the Securities Exchange Act of 1934. Although the Company presently has fewer than 300 shareholders of record, which would permit it to deregister the Company's shares under the Securities Exchange Act of 1934 upon a delisting of the shares from NASDAQ, the Company presently expects that if the reverse stock split is not approved and effected, the common stock will continue to be traded on NASDAQ and the Company will continue as a registered company under the Securities Exchange Act of 1934. However, in that event, the Company may consider other, as yet undetermined, steps to effect the deregistration of its shares.

o Financing for the Reverse Stock Split: We estimate that a total of approximately $6.1 Million will be required to be paid in lieu of the issuance of fractional shares of Company common stock and Class A common stock exchanged for cash in the reverse stock split, and approximately $500,000 of expenses will be incurred in connection with the reverse stock split, for a total of approximately $6.6 Million. Cash and cash equivalents on hand will serve as a source for approximately $4.6 Million. A $2.0 Million draw on a long established bank line of credit will provide the balance of the $6.6 Million of funds required for the transaction. Please see "Description of the Reverse Stock Split--Source of Funds and Expenses" for a more detailed discussion.

o Appraisal Rights: Under the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and bylaws, the Company's shareholders are not entitled to appraisal rights in connection with the reverse stock split.

Questions and Answers Regarding Stock Split

Q: What is the vote required?

A: Approval of the reverse stock split will require that a majority of the total votes entitled to be cast by the holders of the common stock and the Class A common stock, be cast in favor of the reverse split. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal. If your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal. With the exception of Fred R. Adams, Jr. , the Company's officers and directors intend to vote their shares in favor of the reverse stock split. Mr. Adams owns shares representing 64.6% of the voting power of all shares outstanding, and has agreed to vote his stock for and against the reverse split in the same proportion as the votes cast by all other shareholders. See "Undertaking of Fred R. Adams, Jr. "

Q: What is the recommendation of our Board of Directors and the Special Committee regarding the proposal?

A: Our Board of Directors and the Special Committee have determined that the reverse stock split is fair to our shareholders, including unaffiliated shareholders, and that the reverse stock split is advisable and in the best interests of the Company and its shareholders. Our Board of Directors has therefore unanimously approved the proposed amendment to the Amended and Restated Certificate of Incorporation that will effect the reverse stock split, and recommends that you vote "FOR" approval of the proposed amendment at the annual meeting.

Q: Should I send in my stock certificates now?

A: No. After the effective date of the reverse stock split, if approved, we will promptly send instructions on how to receive any cash payments or new common stock certificates that you may be entitled to receive.

Q: Will I have appraisal rights in connection with the reverse stock split?

A: No. Neither Delaware law nor our Amended and Restated Certificate of Incorporation provides you with appraisal rights in connection with the reverse stock split.

Q: Will I be able to sell my shares following the reverse stock split?

A: In recognition of the fact that some shareholders may not desire to own a small number of shares in what will be a relatively closely held company, and inasmuch as there will be no public market for the Company's common stock once it is delisted from NASDAQ, the Company plans for a period of 90 days following the effective date of the reverse split, if approved, to offer to purchase all the shares of any unaffiliated shareholder desiring to sell at the same effective price paid for fractional shares on a pre-split basis. The Company plans to disseminate specific information concerning this procedure to the Company's remaining unaffiliated shareholders following the effectiveness of the reverse split, and the deregistration of the common stock under the Securities Exchange Act of 1934.

Q: Will I continue to receive information about the Company if I remain a shareholder?

A: Yes. Assuming that the reverse stock split is effected, we plan to continue to provide unaudited quarterly financial information as soon as practicable following each quarter and audited annual financial statements as soon as practicable following each fiscal year. An annual report will be furnished to shareholders each year. The information so disseminated will not be as extensive or as detailed as now required to be furnished under applicable securities laws.

Q. How do I vote or revoke my proxy if I hold my shares in "street name?"

A. Your bank, broker or other intermediary ("intermediary") will receive a proxy card on your behalf, and should contact you to solicit your vote. Your intermediary will only vote your shares if you instruct him or her to do so. Your intermediary will mail information to you that will explain how to give those instructions, and how to revoke a proxy.

Q. How do I revoke or change my proxy if I am a shareholder of record?

A. If you wish to revoke or change your proxy, you should send a request to do so: CAL-MAINE FOODS, INC., ATTN: Bobby J. Raines, Secretary, Post Office Box 2960, Jackson, MS 39207. Please see previous answer if you hold your shares in "street name."

Q. Are the Company's officers and members of the Board of Directors that own shares being treated any differently than other shareholders in the reverse stock split?

A. No. Fractional interests of the Company's officers and directors resulting from the reverse stock split will be cashed out on the same basis as the fractional interests of all shareholders. The cashed-out portion will amount to less than 1% of the total number of common shares owned by the officers and directors and less than 1% of the Class A common shares owned by the officers and directors.

Q. Does the Company intend to continue to pay quarterly cash dividends to shareholders?

A. No. The payment of cash dividends is prohibited under loan agreement terms that will be in effect after the reverse split.

Q. Who has the right to vote the shares held in the Company's ESOP?

A. The Trustee of the ESOP who must vote the shares in accordance with the instructions of the employees on whose behalf the shares are held.

Q. When will the reverse stock split be effective?

A. If approved at the Annual Meeting, the reverse stock split will be effective upon our filing of the amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which we plan to do immediately after the meeting.

Q. When will the Company cease to be a reporting pubic company under the Securities Exchange Act of 1934?

A. The registration of our common stock under the Act will be terminated upon our filing of a Form 15 with the SEC, which we will do immediately after we file the amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State.

                                TABLE OF CONTENTS

                                                                                              Page

Proposed Reverse Stock Split .............................................................      2

     Summary Term Sheet ..................................................................      2

     Questions and Answers Regarding Stock Split .........................................      8

     Special Factors .....................................................................     11

         Background of the Transactions ..................................................     11

         Pending Litigation ..............................................................     15

         Purposes and Reasons for the Reverse Stock Split ................................     15

         Failure to Effect of Reverse Stock Split ........................................     16

     Alternatives Considered .............................................................     16

     Effects of the Reverse Stock Split ..................................................     17

     Financial Effects of the Reverse Stock  Split .......................................     18

     Effects of the Reverse Stock Split on Directors and Officers ........................     19

     Effects of the Reverse Stock Split on Unaffiliated Shareholders .....................     19

     Fairness of the Reverse Stock Split .................................................     19

         Shareholders Being Cashed Out ...................................................     19

         Shareholders Who Will Remain Shareholders .......................................     20

         Consideration of Procedural Fairness for Unaffiliated Shareholders ..............     20

     Opinion of Financial Advisor ........................................................     21

     Federal Income Tax Consequences of the Reverse Stock Split ..........................     28

     Financial Information ...............................................................     32

     Description of the Reverse Stock Split ..............................................     35

     Source of Funds and Expenses ........................................................     36

     Recommendations of Board of Directors ...............................................     40

     Ownership of Voting Securities by Certain Beneficial Owners and Management ..........     41


     Election of Directors ...............................................................     42

         Board and Committee Meetings ....................................................     44

         Report of the Audit Committee ...................................................     45

         Section 16(a) Beneficial Ownership Reporting Compliance .........................     45

     Compensation of Executive Officers and Directors ....................................     45

     5-Year Cumulative Total Return Table ................................................     52

     Independent Auditors ................................................................     52

     Shareholder Proposals ...............................................................     53

     Other Matters .......................................................................     53

     Incorporation by Reference ..........................................................     54


EXHIBITS
A - Proposed Amendment to Amended and Restated Certificate of Incorporation
B - Fairness Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. C - Projections for Fiscal Years 2004 through 2008 furnished to our lenders and
    Houlihan Lokey and assumptions utilized therein


                                 SPECIAL FACTORS

Background Of The Transaction

During 2001, management of the Company began giving consideration to the benefits of the Company becoming privately owned. During June 2001, management made preliminary, confidential contacts with its major lenders to determine their willingness to support the possibility of the Company becoming privately held. Preliminary responses from the lenders supported private ownership.

During August 2001, the Executive Committee of the Board of Directors determined that it would be desirable for the full Board of Directors to give consideration to the Company becoming privately held.

On September 10, 2001, at a regular quarterly meeting of the Board of Directors at the Company's headquarters, the Executive Committee made the recommendation to the full board to consider going private. Following a wide-ranging discussion of the benefits of the Company going private, the consensus of the directors was that going private was highly desirable for the Company and its shareholders. The board established a Special Committee consisting entirely of independent directors to evaluate and make recommendations to the full board regarding going private. Members of the committee included Letitia C. Hughes, W. D. Cox, and R. Faser Triplett, M.D. After an extended discussion of the pros and cons of various means of taking the Company private, the board determined that should the board decide to take the Company private, that the most appropriate way to accomplish it would be a reverse stock split as opposed to a merger or tender offer which were also considered and discussed by the board. Thereafter, the Special Committee retained independent counsel and began interviewing investment banking firms to assist in its deliberations.

On September 11, 2001, a press release concerning the actions of the board was disseminated. On the same day, the terrorist attacks in New York City, Washington, DC and Pennsylvania occurred. Following the attacks, a general state of uncertainty and unrest existed which adversely affected general business activity and financial markets. Management continued its discussions and work in connection with the possible going private transaction but found a significant decrease in the enthusiasm of the Company's lenders. While the Company's lenders never communicated to the Company an unwillingness to go forward, management ultimately concluded that as a result of the drastic change in economic conditions and because of the generally poor egg market within which the Company was operating, it would be in the best interest of the Company to re-evaluate its decision to explore going private.

On October 31, 2001, the Board of Directors met and discussed the actions of the directors on September 10, 2001, the occurrences of September 11, 2001, and developments thereafter. Mr. Adams, the Company's Chairman and Chief Executive Officer, emphasized management's opinion that the attitude of the Company's lenders had changed considerably following September 11, 2001, even though they had never specifically communicated an unwillingness for the Company to proceed. Among other things, the board discussed the likelihood that the cost of funds required for a going private transaction would significantly increase over what had originally been anticipated when the decision to explore going private was made. Bobby J. Raines, Vice President and Chief Financial Officer of the Company, discussed with the directors his ongoing discussions with Company lenders. While his discussions with the Company lenders had been positive and confirmed their continued strong financial support, Mr. Raines reported that he sensed little enthusiasm for the Company proceeding with a proposed going private transaction. Management therefore recommended to the directors that the Company delay any further consideration of going private until a more appropriate time. After full discussion of all relevant circumstances, the Board of Directors voted to terminate the Company's going private activities. Following the board meeting of October 31, 2001, a press release was disseminated by the Company announcing the Board of Directors had determined that a going private strategy was not appropriate for the Company at that time.

Even though management and the Board of Directors determined that it was not appropriate for the Company to continue its efforts to become privately held in view of the circumstances faced in late 2001, the consensus of both management and the directors was that it was still in the best interest of the Company and its shareholders that the Company become privately held at an appropriate time.

Following the decision in October 2001 to not proceed with a going private transaction, management continued to monitor the Company's share price performance in the public market, the prospects for future operations of the Company and other elements which had been considered and evaluated in reaching the prior decision to explore going private.

At various times following the October 31, 2001 Board of Directors meeting, management, particularly Mr. Adams, had informal discussions with various directors regarding the improving results of operations and the advisability of the Company becoming privately held. Informally, various directors continued to express their support for such a step.

The operations of the Company continued in a normal manner during fiscal 2002 without any determination that it would be appropriate to once again consider going private. However, in the second quarter of fiscal 2003, the results of operations of the Company improved and showed a profit. In the third and fourth quarters of fiscal 2003, operations and egg and feed markets continued to improve and financial results were increasingly favorable. As a result of the improved operations and financial strength of the Company, management began again to actively consider recommending to the board the possibility of becoming privately held.

During April, 2003, management had confidential and very preliminary discussions with the Company's lenders and determined that they were once again supportive of the Company taking steps to become privately held should it choose to do so.

After these exploratory discussions, through June 2003, management held meetings with various representatives of the Company's lenders to discuss more specifically the possibility of the Company going private and the willingness of the lenders to provide a portion of the necessary funding for such a transaction.

On July 11, 2003, the Board of Directors met at the Company's headquarters and considered and discussed the desirability of the Company being privately held. The Board of Directors discussed the pros and cons of remaining public versus going private and, in particular, the savings in expenses and management time and focus from going private. They discussed various means of going private including purchases of stock on the open market by the Company, a tender offer, a merger and a reverse stock split. They also discussed anticipated sources of funding for the transaction. Mr. Adams also informed the directors of management's preliminary recommendation that fractional shares be priced within a range of $6.20 to $6.60 per share in such a transaction. The Board of Directors established a Special Committee of independent directors consisting of Ms. Hughes, Mr. Cox and Dr. Triplett. The Special Committee was asked to recommend to the full board the advisability of the Company remaining publicly held versus going private and, if the latter, the terms upon which such a transaction should be accomplished. The Special Committee was also authorized to engage an independent investment banking firm to render a fairness opinion regarding any proposed transaction and to engage independent counsel. The Board of Directors also provided for the payment of a $10,000 fee to each member of the Special Committee as compensation for their services on the committee.

On July 11, 2003, the Special Committee met immediately following the board meeting. The Special Committee elected Dr. Triplett as its Chairman and Ms. Hughes as its Secretary. The committee authorized retaining Walter S. Weems of the law firm of Brunini Grantham Grower & Hewes, PLLC to serve as counsel to the Special Committee. The Special Committee also decided to interview investment bankers to assist the Special Committee to determine the fairness, from a financial point of view, of any proposed transaction and to issue a fairness opinion on any proposed transaction if appropriate.

On July 14, 2003, before the commencement of trading in the Company's stock, the Company issued a press release disclosing the actions of the Board of Directors. Calls were made by members of the Special Committee to selected investment banking firms.

On July 15, 2003, Mr. Adams distributed a memorandum to the members of the Special Committee reminding them that in accordance with the action taken by the Board of Directors at its July 11, 2003 meeting, he thought it was appropriate for the investment bankers' activities to be limited to expressing an opinion as to the fairness of the price element of the going private transaction, inasmuch as the Board of Directors had, in 2001 and in its July 11, 2003 meeting, carefully considered the structure of the means of accomplishing such action, and it was not necessary for investment bankers to become involved in issues previously resolved by the Board of Directors.

On July 22, 2003, representatives from the invited investment banking firms met with the Special Committee and its counsel at the Company's headquarters, and made presentations to the committee regarding their services as financial advisor to the committee. Following these presentations, the committee met, considered the qualifications and proposals of the investment banking firms and engaged Houlihan Lokey to serve as a financial advisor for the purpose of rendering a fairness opinion for the Special Committee.

On July 24, 2003, at a regular scheduled meeting of the Board of Directors of the Company at the Company's headquarters, the Special Committee reported on its progress to date. The Board of Directors also authorized the Executive Committee of the board to engage a separate financial advisor to advise the Executive Committee should it deem such to be necessary. Mr. Adams also advised the board of his commitment to vote his shares of the Company for or against any proposed transaction in the same proportion as all of the other shareholders of the Company vote their shares. Following the board meeting of July 24, 2003, the Special Committee had numerous work sessions.

On July 28, 2003, the Executive Committee advised the Special Committee of management's analysis for appropriate pricing for the transaction, and proposed to the Special Committee that a price of $6.48 per share be paid in lieu of the issuance of fractional shares. At this time, the Special Committee conducted ongoing consultations with its financial advisor, Houlihan Lokey, and its counsel, Walter Weems, to evaluate the appropriateness of Management's recommendation to pay $6.48 per share in lieu of issuing fractional shares.

The Special Committee continued its analysis while Houlihan Lokey conducted due diligence, including discussion with the Company's management and a review of Company records and financial data.

During the week of August 11, 2003, Dr. Triplett advised Mr. Adams that the Special Committee was ready to meet with the Executive Committee of the Board of Directors to discuss management's offer.

After resolving travel and other conflicts of members of the Special Committee and the Executive Committee and counsel, it was determined that Saturday, August 16, 2003 was the only time in the immediate future when all parties could meet. A meeting of the Committees and their respective counsel was scheduled for 9:30 a.m. on August 16, 2003.

With all parties present, the Executive and Special Committees met on August 16, 2003. Dr. Triplett opened the meeting by stating that unless the Executive Committee would agree that a price of $6.48 was not adequate, there was nothing to discuss. Dr. Triplett based the Special Committee's stand on the continued improved financial operating performance of the Company, its improved estimated current book value, positive intermediate term prospects of the Company and other factors.

After opening comments by members of each Committee, extensive and spirited negotiation took place, primarily between Dr. Triplett and Mr. Adams, with all other members present and participating.

Both the Special Committee and the Executive Committee met independently on several occasions during the period of negotiation.

After several different prices were explored, the Committees agreed on a price of $7.35 to be recommended to be paid for fractional shares in a reverse stock split.

Dr. Triplett then telephoned Houlihan Lokey to inform Houlihan Lokey of the agreed recommended $7.35 price, at which point Houlihan Lokey delivered its oral opinion, based on and subject to matters set forth in its confirming written opinion that the cash consideration to be received by the public holders of the Company's common stock (other than directors and executive officers of the Company and the Company's ESOP) in the reverse stock split was fair to such holders from a financial point of view.

Inasmuch as the two Committees contained seven of the 10 directors of the Company, it was decided to see if Messrs. Collins, Self and Wyatt, the only directors not present, were available. Messrs. Collins, Self and Wyatt were contacted and a special meeting of the full Board of Directors of the Company was convened.

After a full review of the actions and recommendations of the two Committees, the full board of directors voted unanimously to proceed with the going private transaction and to pay $7.35 per share of pre-split stock in lieu of issuing fractional shares.

On August 18, 2003, the Company issued a press release announcing the Board's decision to go forward with a proposed going private transaction providing for a 1 for 2500 reverse split and the payment of $7.35 per share in lieu of the issuance of fractional shares.

Pending Litigation

On August 18, 2003, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County against the Company and its directors styled Schneider v. Cal-Maine Foods, Inc., et al., C.A. No. 20493 (the "Schneider Action"). The proposed class in the Schneider Action consists of all holders of the Company's common stock who hold less than 2,500 shares. The complaint in the Schneider Action generally alleges that the directors of the Company breached their fiduciary duties to the Company's stockholders in approving the reverse stock split. The complaint in the Schneider Action seeks preliminary and permanent injunctions to prevent consummation of the reverse stock split, rescission or rescissory damages in the event the reverse stock split is consummated and damages as a result of the alleged breaches of fiduciary duty.

On August 25, 2003, a second purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County against the Company and its directors styled Pyles v. Cal-Maine Foods, Inc., et al., C.A. No. 20507 (the "Pyles Action"). The proposed class in the Pyles Action consists of all holders of the Company's common stock other than the directors of the Company, their affiliates and the Company's ESOP. The complaint in the Pyles Action generally alleges, among other things, that the directors breached their fiduciary duties in approving the reverse stock split, that the structure and timing of the reverse stock split is unfair to the holders of the Company's common stock other than the directors of the Company and the participants in the Company's ESOP and that the price being paid for fractional shares in the reverse split is unfair. The complaint in the Pyles Action seeks the same relief as the Schneider Action. On August 26, 2003, the plaintiff in the Pyles Action filed a motion for expedited proceedings, motion for preliminary injunction and served discovery requests on the Company and its directors. The judge in the Pyles Action set a hearing on the motion for preliminary injunction on October 1, 2003.

The Company and its directors believe that the allegations in both the Schneider Action and Pyles Action are without merit and intend to defend against the complaints vigorously.

Purposes of and Reasons for the Reverse Stock Split.

The primary purpose of the reverse stock split is to eliminate the expenses and management's time and effort related to our disclosure and reporting requirements under the Securities Exchange Act and related NASDAQ listing and shareholder servicing expense associated with being a public company. If approved, the reverse stock split will decrease the administrative expense we incur in servicing a relatively large number of shareholders who own small numbers of shares. The reverse stock split will thus enable the Company's management and employees to devote more time and effort to improving the Company's operations.

Because our common stock is registered under Section 12 of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under that Act, including new requirements of the Sarbanes-Oxley Act of 2002. The cost of complying with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $400,000, including legal and accounting fees, our NASDAQ expenses, printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who hold relatively small numbers of shares. In going private, we will be able to save most of those costs.

In addition to the direct costs the Company incurs, the Company's management and employees are required to devote substantial time and energy to completing the periodic reports required of publicly-traded companies under the Securities Exchange Act. These obligations have become more burdensome as a result of the recent passage by Congress of the Sarbanes-Oxley Act of 2002. In going private, we can eliminate many of those indirect costs. Thus, in addition to the approximately $400,000 in annual future direct savings, which includes an estimated $150,000 expected to be required to comply with the Sarbanes-Oxley Act of 2002, we expect to realize following the reverse stock split, if approved, our officers and employees will be able to focus more of their time and effort on the operation of the Company's business.

In light of the expenses mentioned above and the limited trading market for the Company's common stock, the Board of Directors believes the Company receives little, if any, relative benefit from having its common stock listed on NASDAQ and registered under the Securities Exchange Act.

The Company had approximately 262 record common stock holders as of August 14, 2003 and estimates that it has a total of approximately 822 beneficial holders of its common stock (which includes holders whose shares of record are in the "street name" of brokers and dealers as of that date). Of the record holders, 209 owned less than 2500 shares. The average daily volume of trading from May 31, 2001 through July 11, 2003 was 8,944 shares as a result of an average of only 12 trades per day. As of August 14, 2003, approximately 95% of the outstanding shares were held of record by fewer than 216 shareholders. Based on the foregoing information, the Company believes that 5% of the outstanding shares are beneficially held by fewer than 868 shareholders. As a result, there is a limited market for the Company's shares and the Board of Directors believes there is little likelihood that a more active market will develop in the foreseeable future. The reverse stock split will allow the shareholders being cashed out to liquidate their shares without having to pay brokerage or similar fees for the transaction.

Our shares of common stock historically have been traded at a discount to book value, even in profitable periods. We believe this has been due to the cyclicality of our results of operations, which has principally been due to changes in wholesale shell egg prices and feed costs, over which the Company has no control.

In light of the relatively small benefit we believe our shareholders have received as a result of our being a public company, we believe the reverse stock split will result in a more efficient means of using our capital and management resources to benefit the Company and its shareholders.

As a public company, the Company is required to make certain public disclosures concerning agreements to acquire other companies or their assets. In contacts and discussions with potential purchase candidates, the Company has found reluctance of many parties for information concerning their company to be publicly disclosed.

Failure to Effect Reverse Stock Split.

If the proposed reverse stock split is not approved by shareholders and effected, the Company plans to continue to have its common stock listed on NASDAQ and it would continue to file annual and quarterly reports on Form 10-K and Form 10-Q, as well as all other filings required under the Securities Exchange Act. However, in that event, the Company may consider other, as yet undetermined, steps to no longer be a public company. The Board of Directors considered the possibility that the reverse stock split may not be implemented. The Board determined that the potential benefits to the Company and its shareholders of implementing the reverse stock split were worth the risk that the reverse stock split might not be implemented.

Alternatives Considered. In making its determination to proceed with the reverse stock split, the Board of Directors considered other alternatives. As discussed below, it rejected a cash-out merger option, a tender offer, open market purchases and remaining a public company. For the reasons discussed below, the Board determined that providing liquidity to some unaffiliated shareholders was fair to all the shareholders considering the benefits to the Company of eliminating the expenses incurred through being a public company and relieving management of the time necessary to meet regulatory responsibilities under securities laws. The alternatives the Board considered were:

     o Merger. The Board considered, as a possible alternative to the reverse stock split, a cash-out merger of the Company into a newly-formed corporation, with conversion of the outstanding shares occurring in the same general manner and ratios as in the reverse stock split. In such a merger, the Company's shareholders owning in excess of a specified minimum number of shares would receive stock in the newly-formed corporation, and the remaining shareholders would receive cash in lieu of those shares. The board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the reverse stock split. The merger would have required the formation of a new company, more documentation than a reverse stock split, including a detailed plan of merger and perhaps more regulatory issues.

     o Issuer Tender Offer. The Board also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, thus the board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of shareholders in a tender offer, including pro-rata acceptance of offers from shareholders, which make it difficult to ensure that the Company would be able to significantly reduce the number of record shareholders. As a result, the board rejected this alternative.

     o Open Market Purchases. The Board reviewed the results of the Company's previous stock purchase plan and determined that becoming privately held in this manner would take an extended length of time, have no assurance of success and be of undeterminable cost. The Board did not think this procedure was either practical or efficient.

     o Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, the Company would continue to incur the expenses of being a public company without the commensurate benefits. Thus, the Board considered maintaining the status quo not to be in the best interests of the Company and its shareholders and rejected this alternative.

Effects of the Reverse Stock Split. The Board considered the following effects that the reverse stock split will have on the Company:

     o Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of August 14, 2003, we believe that the reverse stock split will reduce our number of record shareholders from approximately 262 to approximately 53. We estimate that approximately 826,000 beneficially owned shares will be exchanged for cash in lieu of fractional shares in the reverse stock split. The number of outstanding shares of common stock as of the record date for the Annual Meeting will decrease from approximately 10,564,388 to approximately 3,932 and the number of outstanding shares of Company Class A common stock will decrease from approximately 1,200,000 to approximately 480. Accordingly, the liquidity of the shares of Company common stock will substantially decrease.

     o Change in Book Value. Because (1) the price to be paid in lieu of fractional shares to holders of fewer than 2,500 shares of common stock will be $7.35 per share, (2) the number of shares of common stock expected to be cashed out as a result of the reverse stock split is estimated to be approximately 826,000, (3) the total cost to the Company, including expenses, of effecting the reverse stock split is expected to be approximately $6.6 Million, and (4) at May 31, 2003, aggregate shareholders' equity in the Company was approximately $66.1 Million, or $5.62 per share, the Company expects that, as a result of the reverse stock split, the book value per share of common stock will be reduced to approximately $5.44 per share (pre-split) on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of the Company's assets, and therefore does not necessarily reflect current Company value.

     o Available Cash. Our cash will be reduced from approximately $6.1 Million at May 31, 2003 to approximately $1.5 Million on a pro forma basis and our debt will increase by $2.0 Million, with a reduction in our net stockholders' equity of $6.6 Million.

     o Increase in Indebtedness. As a result of our planned $2 Million draw-down on our line of credit for the reverse stock split, our indebtedness will increase by that amount.

     o Termination of Securities Exchange Act Registration and NASDAQ Listing. The Company's common stock is currently registered under the Securities Exchange Act and quoted on NASDAQ. The Company has approximately

          262 shareholders of record, and approximately 822 beneficial owners of its common stock. Although we are permitted to terminate our registration since there are fewer than 300 record holders of outstanding shares of Company common stock, the Company maintains its registration under the Securities Exchange Act because of the NASDAQ listing of its common stock. Following the reverse split, if approved, the Company intends to delist its common stock from NASDAQ and terminate the registration of its common stock under the Securities Exchange Act as promptly as possible after the effectiveness date of the reverse stock split.

          Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders. However, the Company plans to continue to release quarterly unaudited financial information to its shareholders as soon as practical following each quarter and annual audited financial statements as soon as possible following the end of each fiscal year. These financial reports will not include all of the information that we currently are required to provide to our shareholders under federal securities laws, including information required under Form 10-Q or Form 10-K, such as a description of the Company's business, management's discussion and analysis of financial condition and results of operation, description of transactions with related parties, disclosure of executive compensation and reports of beneficial ownership by our management. The Company plans to also periodically communicate with its shareholders.

          In addition, the termination of the Company's Securities Exchange Act registration will make many of the provisions of the Securities Exchange Act, such as the short-swing profit recapture provisions of
          Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), some of the requirements relating to tender offers under Section 14(d) and the requirements of Rule 13e-3 regarding "going private" transactions, no longer applicable to the Company and its shareholders. Furthermore, the Company's affiliates will no longer be able to utilize Rule 144 promulgated under the Securities Act of 1933 to sell their shares of Company common stock.

Financial Effects Of The Reverse Stock Split. We estimate that approximately $6.1 Million will be required to pay for the fractional shares of the Company common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the transaction, as opposed to the fees we have historically incurred as part of our annual meeting of shareholders, will total approximately $500,000, as follows: SEC filing fees will be about $15,000; legal and professional fees will be about $415,000, including Houlihan Lokey's fees of approximately $250,000; accounting fees will be about $25,000; additional printing costs will be about $15,000; and other fees will be about $30,000.

We do not expect that the payment to shareholders receiving cash in the reverse stock split or the payment of expenses will have a material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to the Company. Because we do not currently know the actual number of shares that will be cashed out in the reverse stock split, we do not know the net amount of cash to be paid to shareholders in the reverse stock split. You should read the discussion under "Description of the Reverse Stock Split--Sources of Funds and Expenses" for a description of the sources of funds for the reverse stock split.

As discussed above in "Purposes of and Reasons for the Reverse Stock Split," we anticipate saving approximately $400,000 in direct costs and an indeterminable amount in indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings and responding to shareholder inquiries. Our bank loan agreements after the reverse split will require us to eliminate dividends, which amounted to $587,000 in our last fiscal year.

Effects of the Reverse Stock Split on the Company's Shareholders. Shareholders holding less than 2,500 shares as of the record date will cease to be shareholders and instead will receive $7.35 per share for their common stock. All shareholders, both unaffiliated and affiliated, holding 2,500 or more shares of the Company will remain shareholders and be paid at the rate of $7.35 per share, on a pre-split basis, in lieu of receiving any fractional shares. The Company plans to give post-split unaffiliated shareholders of common stock who desire to sell their shares to the Company the opportunity to do so during the 90 day period following the reverse stock split at the equivalent pre-split share price paid in lieu of fractional shares. No such shareholder will be required to sell any shares. As a group, unaffiliated shareholders after the reverse split will own a smaller percentage of the Company than previously. For shareholders remaining after the split, there will no longer be a public market for their stock. Officers and directors of the Company will no longer be able to utilize Rule 144 under the Securities Act of 1933 to facilitate the sale of their shares. While the Company intends to freely communicate with its shareholders following the split, information presently publicly available to shareholders will not be as readily available and shareholders may not receive the same scope of disclosure concerning the Company as they have received as shareholders of a public company.

Effects of the Reverse Stock Split on Directors and Officers. We expect that the percentage of beneficial ownership of the Company's common stock held by our executive officers and directors as a group will increase from approximately 38.5% before the reverse stock split to approximately 41.7% after the reverse stock split. Mr. Adams and Adolphus B. Baker, President, Chief Operating Officer and a director of the Company, own all of the outstanding shares of Class A common stock. Their respective percentage holdings of the Class A common stock will not be affected by the going private transaction. Also, the exercise price of each outstanding employee and director stock option will automatically increase by a factor of 2,500 and the number of underlying shares will decrease by a factor of 2,500. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the Company will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the Board of Directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the Securities Act of 1933, optionees will be required to acquire such shares for investment purposes.

After the reverse stock split, the Company's common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of the Company will no longer be subject to the Act's requirements, including the beneficial ownership reporting and short-swing profit liability provisions of Section 16, nor will the Company be required to publicly disclose information relating to executive compensation and related party transactions. The directors and officers will still be subject to the fiduciary and other obligations of Delaware law. However, our affiliates will be deprived of the ability to publicly sell their shares of the Company common stock under Rule 144 under the Securities Act of 1933.

Effects of the Reverse Stock Split on Unaffiliated Shareholders. Holders of common stock owning 2,500 or more shares will remain shareholders after the reverse split. Inasmuch as some of the unaffiliated shareholders may not wish to continue as small shareholders of a private company whose common stock has very limited liquidity, the Company, after becoming privately held and after the termination of its registration under the Securities Exchange Act, plans for a 90-day period to offer to purchase the post-split common stock of any unaffiliated shareholder who desires to sell at the equivalent price we paid for fractional shares. The Company does not plan to offer to purchase any shares from any officer or director or the ESOP.

Fairness of the Reverse Stock Split. The Board determined the reverse split is fair to shareholders for the following reasons:

     o Shareholders Being Cashed Out. The Board considered the fact that shareholders who will receive cash will have no control over the timing or price of the sale of their shares. However, the Board noted that there is limited liquidity currently for the Company's common stock, and thus shareholders have limited choice as to timing and price. The Board determined that the certainty of liquidity through the reverse stock split and the certainty of a price not subject to market fluctuations rendered the transaction fair, even taking into account the lack of control over timing and price. The Board noted that the price being paid in lieu of fractional shares represents a premium of approximately 33% over the closing price on July 11, 2003, the last business day before the Company's press release announcing the formation of a Special Committee to consider a going private transaction, and a premium of approximately 36% and approximately 45% over the average closing prices during the 30 and 60 trading day periods, respectively, prior to and including July 11, 2003. In addition, the Board considered that shareholders will not be required to incur brokerage costs in connection with the reverse stock split.

          The Board noted that maintaining the status quo would not serve the best interests of all shareholders, for the reasons discussed above in "Alternatives Considered--Maintaining the Status Quo. "

          Additionally, shareholders who wish to increase their holdings to avoid being cashed out may do so by purchasing shares of the Company's common stock on the open market prior to the effective time of the reverse stock split and those who wish to be cashed out entirely can reduce their holdings below 2,500 shares of common stock.

     o Shareholders Who Will Remain Shareholders. The Board determined the reverse split is fair to the shareholders who will remain shareholders inasmuch as, with the exception of reduced availability of information and lack of a public market discussed elsewhere in this Proxy Statement, their rights remain essentially unchanged. Moreover, if the anticipated cost savings and management efficiencies are in fact realized as anticipated, the remaining shareholders will be able to participate in the rewards of those benefits through any increase in the fair market value of their shares. The Company will be restricted from paying dividends under its loan agreements, but may be permitted to pay dividends in the future.

     o Consideration of Procedural Fairness for Unaffiliated Shareholders. The Board considered the procedural aspects of the approval of the reverse stock split, and determined that the procedure was fair to the unaffiliated shareholders, both those who would be cashed out and those who would remain shareholders. Inasmuch as some of the unaffiliated shareholders may not wish to remain as small shareholders of a private company whose common stock has very limited liquidity, the Company, after becoming privately held, plans for 90 days to offer to purchase the common stock of any unaffiliated shareholder who desires to sell at effectively the same price we paid for fractional shares.

          The procedural fairness of the transaction to unaffiliated shareholders who remain shareholders is supported by the fact that affiliated shareholders who are remaining shareholders have the same incentives as unaffiliated shareholders in ensuring that the price paid in lieu of fractional shares does not adversely affect the Company's capital requirements. Moreover, as discussed above in "Fairness to Unaffiliated Shareholders who will Remain Shareholders," such unaffiliated shareholders' interests are aligned with affiliated shareholders as both would have the potential to benefit from any reduction in operating costs the Company would realize in going private.

          The Board of Directors has taken several important steps to assure that the best interests of all shareholders are served in connection with the proposed reverse stock split:

          o The Board appointed a Special Committee composed solely of independent directors who are not employed by or otherwise affiliated with the Company, to determine whether or not, and if so, on what terms, to effect the proposed transaction.

          o The Special Committee was authorized to engage, and did engage, its own independent financial advisor for the purpose of opining that the consideration to be paid in the reverse stock split would be fair, from a financial point of view, to the public holders of common stock of the Company (other than the directors and executive officers of the Company and the Company's ESOP). The fairness opinion of the independent firm of Houlihan Lokey that was engaged by the Special Committee is attached as an exhibit to this proxy statement.

          o The Special Committee was authorized to engage, and did engage, its own independent counsel to represent it in its deliberations and in its efforts to assure that the proposed transaction is in the best interest of the Company and its shareholders.

          o Fred R. Adams, Jr., our Chairman and Chief Executive Officer, individually owns 3,571,960 shares of the common stock and 1,085,000 shares of the Class A common stock of the Company. Mr. Adams thus personally has 64.6% of the total voting power of the outstanding shares of the Company. Mr. Adams is in favor of the reverse stock split and if he voted all his shares in favor of the proposal it would assure passage. In order to give effect to the views of the other shareholders of the Company regarding the proposed reverse stock split, Mr. Adams has agreed to vote his shares for and against the proposal in the same proportion as the vote of all other shareholders.

     o Fairness of the Price. In analyzing the fairness of the transaction and the purchase price, the Board of Directors sought to determine a price that was fair both to those shareholders who would receive only cash in the reverse stock split, and those shareholders who would remain shareholders after the reverse stock split. The Board sought to balance paying an appropriate premium to the cashed-out shareholders with fairness to all who remain shareholders.

          In its efforts to select a price that would be fair to unaffiliated shareholders, the Special Committee retained the firm of Houlihan Lokey to render an opinion that the consideration to be paid in the reverse stock split would be fair, from a financial point of view, to the public holders of common stock of the Company (other than the directors and executive officers of the Company and the Company's
          ESOP). The opinion of Houlihan Lokey is attached as Exhibit B to this Proxy Statement.

Opinion of Financial Advisor


The Special Committee retained Houlihan Lokey as its financial advisor to render an opinion as to whether the $7.35 per share cash consideration to be received by the public holders of the Company's common stock (other than the directors and executive officers of the Company and the Company's ESOP) in the reverse stock split was fair to such holders from a financial point of view. The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with going private transactions, recapitalizations and similar transactions. The Special Committee did not put any limitations on Houlihan Lokey or its investigations made or procedures followed in connection with its services or the rendering of the fairness opinion. Houlihan Lokey was not requested to, and did not, initiate any discussions with third parties with respect to a possible acquisition of the Company, provide advice on the structure of the reverse stock split, or provide services other than to deliver its fairness opinion. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with the Company or its affiliates. The fairness opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the public holders of the Company's common stock (other than the directors and executive officers of the Company and the Company's ESOP) in the reverse stock split and is not intended to constitute and does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the reverse stock split or as to any other matters relating to the reverse stock split.

At the August 16, 2003 meeting of the Special Committee, Houlihan Lokey rendered its oral fairness opinion, which it subsequently confirmed in writing that, as of August 16, 2003, and based on and subject to the matters described in the fairness opinion, the cash consideration to be received by the public holders of the Company's common stock (other than the directors and executive officers of the Company and the Company's ESOP) in the reverse stock split is fair to such holders from a financial point of view. The summary of the fairness opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion, which is attached as Exhibit B to this proxy statement and is incorporated by reference herein. You are urged to read the fairness opinion in its entirety.

The Company has agreed to pay Houlihan Lokey a fee of $250,000 for its services, plus reasonable out-of-pocket expenses. Of this amount, $125,000 has been paid to date. No portion of Houlihan Lokey's fee was contingent upon the conclusions reached in the fairness opinion. In addition, if Houlihan Lokey is requested to perform any material additional work, defined as any work requiring more than four hours of professional time, pertaining to the fairness opinion after September 30, 2003, additional fees of $20,000 per month will be payable. If for any reason the transaction is terminated prior to its consummation and Houlihan Lokey is requested to terminate work prior to its having given notification to the Company in writing that it has completed its investigation and review with respect to the fairness opinion, then Houlihan Lokey's fee shall be mutually agreed upon by the Company and Houlihan Lokey, but shall not be less than the greater of $200,000, or Houlihan Lokey's total time costs at its normal rates for such projects (not to exceed $200,000 unless the additional fees are incurred), plus, in either case, reasonable out-of-pocket expenses and legal fees. The Company has agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director, attorney, shareholder, affiliate or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by the Special Committee.


In arriving at the fairness opinion, among other things, Houlihan Lokey did the following:

     1. met with certain members of management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and certain matters relating to the reverse stock split;

     2. was advised directly by Mr. Adams that he has no intention of selling his shares in the Company or engaging in any alternative to the reverse stock split;

     3. visited the corporate headquarters and business offices of the Company located in Jackson, Mississippi;

     4. reviewed the Company's annual reports to shareholders on Form 10-K for each of the five fiscal years ended May 29, 1999, June 3, 2000, June 2, 2001, June 1, 2002, and May 31, 2003;

     5. reviewed internally prepared monthly income statements and balance sheets provided by management for the twelve months ended June 28, 2003, which the Company's management has identified as being the most current financial statements available;

     6. reviewed audited financial statements for two of the Company's subsidiaries, American Egg Products, Inc. as of February 22, 2003 and Delta Egg Farm, LLC as of December 28, 2002;

     7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the fiscal years ending May 29, 2004, May 28, 2005, June 3, 2006, June 2, 2007, and May 31, 2008,
          which were provided to the Company's bank group on July 7, 2003;

     8. reviewed the schedule of Revised Debt Covenants for the Company dated July 31, 2003 and the Company's Debt Compliance Certificate for the quarter ended May 31, 2003;

     9. reviewed the Company's Amended and Restated Employee Stock Ownership Plan effective January 1, 2001;

     10. reviewed the Minority Interest Fair Market Valuation of the Common Stock of Cal-Maine for Employee Stock Ownership Plan purposes as of June 1, 1996 prepared by Ireland Associates;

     11. reviewed industry information and analyses from various sources, including the Company's B.L.T.M. Special Report provided by Chilson's Management Controls, Inc.;

     12. reviewed the Executive Committee's offer letter to the Special Committee dated July 28, 2003 describing the proposal to effect a reverse stock split and subsequent buy back of certain shares of the Company's common stock;

     13. held discussions with a representative from John Hancock, one of Company's lenders, to discuss the Company's current operations, financial condition, future prospects and projected operations and performance, and certain matters relating to the reverse stock split;

     14. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     15. reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that it considered similar to the reverse stock split; and

     16. conducted such other studies, analyses and inquiries as Houlihan Lokey have deemed appropriate.

Houlihan Lokey used several methodologies in connection with providing the fairness opinion. The following is a summary of the material financial analyses used by Houlihan Lokey. Houlihan Lokey utilized each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies given the Company's trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from management of the Company, and the available information regarding transactions that Houlihan Lokey deems similar to the proposed reverse stock split. Each analysis provides an indication of the Company's per share equity value in order to assess the fairness from a financial perspective of the consideration to be received by the public holders of the Company's common stock (other than the directors and executive officers of the Company and the Company's ESOP) in the reverse stock split. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the following methodologies in arriving at its conclusions.

In order to determine the fairness, from a financial point of view, of the consideration to be received by the public holders of the Company's common stock (other than the directors and executive officers of the Company and the Company's ESOP) in the reverse stock split, Houlihan Lokey conducted several analyses, including the following:

o a public market pricing and premiums analysis based upon the Company's closing sale price as of July 11, 2003, the last trading date prior to the announcement of the formation of the Special Committee to explore a going private transaction, and the 30-day average trading price for the Company's common stock prior to and including July 11, 2003;

o a comparable public company analysis whereby the Company's latest twelve months, as of June 28, 2003, and next fiscal year revenues and earnings before interest, taxes, depreciation and amortization or "EBITDA", and the Company's tangible net book value as of June 28, 2003, were multiplied by risk adjusted multiples based upon a comparison of the Company and comparable public companies;

o a discounted cash flow analysis whereby the Company's projected cash flows were discounted to determine the Company's present enterprise value; and

o a comparable change of control transaction analysis whereby the Company's latest twelve months revenues and EBITDA as of June 28, 2003, and the Company's tangible net book value as of June 28, 2003, were multiplied by risk adjusted multiples based upon a comparison of the Company and the targets in certain change of control transactions.

Public Market Pricing and Premiums Paid in Other Going Private Transactions Analysis. Houlihan Lokey reviewed the historical market prices and trading volume for the Company's publicly traded common stock and reviewed publicly available analyst reports, news articles, and press releases relating to the Company. Houlihan Lokey analyzed the

Company's closing sale price for the common stock as of July 11, 2003, the last trading date prior to the Company's announcement of the formation of the Special Committee to explore a going private transaction, which was $5.52. In addition, Houlihan Lokey reviewed the Company's closing sale prices for the common stock on a 30-day and 60-day average basis as of July 11, 2003, which were $5.39 and $5.08, respectively. Houlihan Lokey also considered the Company's 52-week high, 52-week low, and the average closing sale prices during the 52 weeks prior to July 11, 2003, with such pricing ranging from $2.79 to $5.59 per share. Finally, Houlihan Lokey analyzed the premiums paid in approximately 243 other going private transactions effected between January 1, 2001 and June 30, 2003, which indicated the following:



                                        Control Premium Over One-Day and
                                        One-Month Average Stock Price
    ----------------------------------- ---------------------------------------

    All transactions                    33-35%
    ----------------------------------- ---------------------------------------

    Transaction value between
    $10-$500 million                    33-36%
    ----------------------------------- ---------------------------------------

    Offer price per share between
    $2.00-$10.00                        41-44%
    ----------------------------------- ---------------------------------------


Applying a premium range of 33% to 41% to the Company's closing stock price of $5.52 on July 11, 2003 resulted in indications of value for the Company's common stock ranging from a low of $7.34 per share to a high of $7.78 per share. Applying a premium range of 35% to 44% to the Company's 30-day average stock price on July 11, 2003 of $5.39 resulted in indications of value for the Company's common stock ranging from a low of $7.28 per share to a high of $7.76 per share.

Market Multiple Methodology. Houlihan Lokey reviewed certain financial information of publicly traded companies deemed comparable to the Company by Houlihan Lokey. The comparable companies included: Dean Foods Company; Pilgrim's Pride Corporation; Sanderson Farms, Inc.; Smithfield Foods, Inc.; and Tyson Foods, Inc. Houlihan Lokey selected this group of companies from food manufacturers that focus on commodity or non-branded products dependent on grain as a major raw material input. No company used in the market multiple analysis was directly comparable to the Company. Accordingly, Houlihan Lokey performed this analysis to understand the range of multiples of revenue, EBITDA and tangible net book value of these comparable companies based upon market prices. Houlihan Lokey calculated certain financial ratios of these comparable companies based on the most recent publicly available information, including the multiples of:

          (1) "enterprise value" (that is, the equity value of the comparable company plus all interest-bearing debt and less cash and cash equivalents) to latest twelve months ("LTM") revenues;

          (2) enterprise value to LTM EBITDA;

          (3) equity value to the most recent tangible net book value;

          (4) enterprise value to projected next fiscal year ("NFY") revenues;
          and

          (5) enterprise value to projected NFY EBITDA.

The analysis showed that the multiples exhibited by these comparable companies based on the closing stock price as of August 14, 2003 were as follows:


                             Enterprise           Enterprise         Equity     Enterprise    Enterprise
                             Value/Revenue        Value/EBITDA       Value      Value/        Value/
                              (LTM)                (LTM)             /Tang.     Revenue       EBITDA
                                                                     Net Book    (NFY)         (NFY)
                                                                     Value
Comparable Companies
 Low                          0.34                  5.4               1.15       0.28           5.0
 High                         0.86                 12.8               4.34       0.78           7.9
 Median                       0.50                  8.8               2.1        0.30           7.1
 Mean                         0.53                  8.9               2.42       0.43           6.6

Based in part on these multiples, Houlihan Lokey derived indications of the enterprise value of the Company by:

o applying selected revenue multiples ranging from 0.45x to 0.50x to the Company's LTM revenues ended June 28, 2003, and 0.40x to 0.45x to the Company's NFY revenues ending May 29, 2004;

o applying selected EBITDA multiples ranging from 4.5x to 5.0x to the Company's LTM EBITDA ended June 28, 2003, and from 3.5x to 4.0x to the Company's NFY EBITDA ending May 29, 2004; and

o applying selected tangible net book value multiples ranging from 0.90x to 1.10x to the Company's tangible net book value as of June 28, 2003, resulting in an indication of the equity value of the Company, and then adding the Company's interest-bearing debt to arrive at an indication of enterprise value for the Company. Houlihan Lokey utilized selected tangible net book value multiples that were slightly lower than the comparable companies after considering the Company's history of trading at a discount to its net book value.

Houlihan Lokey utilized these selected multiples after considering the size and diversification of operations of the comparable companies, the volatility of the Company's earnings and the inelasticity of the egg production industry.

Houlihan Lokey also considered that the multiples exhibited by these comparable companies reflect marketable minority ownership, but not prices for change of control transactions. Accordingly, Houlihan Lokey applied a 15% premium to the resulting equity indication to arrive at a controlling enterprise value for the Company, given that the Company's shareholders, by approving the reverse stock split, are giving up the potential to benefit from a controlling interest transaction in the future.

The resulting indications of the enterprise value of the operations of the Company ranged from approximately $183.3 million to $205.9 million. To arrive at an indicated per share value, certain adjustments were made, including adding the value of the Company's non-operating assets and subtracting the Company's interest-bearing debt obligations. The resulting indicated range of value from the market multiple methodology was $7.15 to $9.05 per share.

Discounted Cash Flow Methodology. Houlihan Lokey performed a discounted cash flow analysis of the Company utilizing a set of underlying forecasts and projections that were developed and provided by the Company's management. Utilizing such projections and publicly available information, Houlihan Lokey calculated the theoretical discounted present value for the Company by adding together the present value of the future cash flows that the Company could be expected to produce over approximately a five-year period (beginning with the second month of fiscal 2004 through fiscal year 2008) and the present value of the terminal value. The terminal value is the value of the enterprise at the end of the projected period and is determined by using a market multiple approach. Houlihan Lokey analyzed a range of EBITDA multiples of 4.25x to 5.25x to estimate the terminal value. The after-tax discount rate analyzed by Houlihan Lokey in the discounted cash flow analysis ranged from 8% to 12%. Houlihan Lokey utilized a range of EBITDA multiples of 4.5x to 5.0x to determine the terminal value and discounted the cash flows and terminal value at a rate of 10%, to June 28, 2003. Based on the Company's management projections and this analysis, Houlihan Lokey calculated the Company's enterprise value from this approach to be approximately $166.9 million to $178.7 million. To arrive at an indicated per share value, certain adjustments were made, including adding the value of the Company's non-operating assets and subtracting the Company's interest-bearing debt obligations. The resulting indicated range of value from the discounted cash flow methodology was $5.77 to $6.77 per share.

Comparable Transaction Methodology. Using publicly available information, Houlihan Lokey reviewed the multiples exhibited and control premiums paid in certain change of control transactions involving companies deemed comparable to the Company by Houlihan Lokey. The review focused on transactions announced after September 27, 2000 between $15.0 million and $3.2 billion involving food manufacturers that focused on commodity or non-branded products dependent on grain as a major raw material input. Houlihan Lokey identified 12 transactions involving these comparable companies in which transaction multiples were available. The analysis showed that the multiples exhibited in the change of control transactions were as follows:

             -----------------------------------------------------------
             Enterprise           Enterprise           Equity Value/Tang.
             Value/Revenue(LTM)   Value/EBITDA(LTM)    Net Book Value
             -----------------------------------------------------------
Low               0.13x                2.58x                1.10x
High              1.00                11.70                 4.23
Median            0.30                 5.40                 1.72
Mean              0.39                 6.22                 2.44


Based in part on these multiples, Houlihan Lokey derived indications of the enterprise value of the Company by:

o applying selected revenue multiples ranging from 0.45x to 0.50x to the Company's LTM revenues ended June 28, 2003;

o applying selected EBITDA multiples ranging from 4.75x to 5.25x to the Company's LTM EBITDA ended June 28, 2003; and

o applying selected tangible net book value multiples ranging from 1.00x to 1.25x to the Company's tangible net book value as of June 28, 2003, resulting in an indication of the equity value of the Company, and then adding the Company's interest-bearing debt to arrive at an indication of enterprise value for the Company. Houlihan Lokey utilized selected tangible net book value multiples that were slightly lower than the comparable transactions after considering the Company's history of trading at a discount to its net book value.

Houlihan Lokey utilized these selected multiples after considering the size and diversification of operations of the comparable companies, the volatility of the Company's earnings and the inelasticity of the egg production industry.

Based on the above comparable transaction analyses, the resulting indications of the enterprise value of the operations of the Company ranged from approximately $176.9 million to $195.9 million. To arrive at an indicated per share value, certain adjustments were made, including adding the value of the Company's non-operating assets and subtracting the Company's interest-bearing debt obligations. The resulting range of value from the comparable transaction methodology was $6.61 to $8.21 per share.

In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis described above was directly comparable to the Company. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of revenue, EBITDA and tangible net book value paid for food manufacturers that focused on commodity or non-branded products dependent on grain as a major raw material input. Houlihan Lokey noted that the multiples indicated by the $7.35 cash consideration are within the ranges found for the exhibited comparable transactions.

Determination of Equity Value. Houlihan Lokey determined the enterprise value of the operations of the Company as of August 15, 2003 based on (1) the market multiple approach, (2) the discounted cash flow approach and (3) the comparable transaction approach. These valuation indications are summarized as follows:

                                    Low Indication of     High Indication of
Methodology                         Enterprise Value      Enterprise Value

Market Multiple Approach            $ 183.3 million       $ 205.9 million
Discounted Cash Flow Approach       $ 166.9 million       $ 178.7 million
Comparable Transaction Approach     $ 176.9 million       $ 195.9 million

Based upon the aforementioned analyses, Houlihan Lokey selected a range of the Company's enterprise value of $175 million to $190 million.

Houlihan Lokey then made certain adjustments to the range of selected enterprise value to determine the Company's equity value. Such adjustments included adding the Company's cash and cash equivalents of $6.348 million, adding the value of the Company's non-operating assets of $0.75 million, adding employee stock option proceeds of $1.752 million, and subtracting the Company's interest-bearing debt of $107.319 million. These adjustments result in a range of equity value for the Company of $76.531 million to $91.531 million, or $6.45 to $7.72 per share.

Houlihan Lokey also noted that the consideration of $7.35 for each share of common stock in the reverse stock split represents (a) a premium of 33.15% over the closing price as of July 11, 2003 for the common stock, and (b) a premium of approximately 36.36% and 44.69% over the average closing prices during the 30 trading days and 60 trading days, respectively, prior to and including July 11, 2003, the last trading day prior to the Company's announcement of the formation of the Special Committee to explore a going private transaction. Houlihan Lokey noted that the control premium implied by the $7.35 per share consideration provided for in the reverse stock split is within the range of control premiums paid in comparable transactions.

Determination of Fairness. After determining the equity value of the Company, and after consideration of multiples and premiums paid in comparable transactions, Houlihan Lokey noted that the consideration of $7.35 per share as provided for in the reverse stock split is within the range of the indications of value that are the result of Houlihan Lokey's analyses. Accordingly, Houlihan Lokey determined that as of August 16, 2003 the consideration to be received by the public holders of the Company's common stock (other than the directors and executive officers of the Company and the Company's ESOP) in the reverse stock split is fair to them from a financial point of view.

In arriving at the fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates, general stock market performance and growth in the U.S. Gross Domestic Product. Houlihan Lokey's fairness opinion was based on the business, economic, market and other conditions as they existed as of August 16, 2003, and on the financial projections of the Company provided to Houlihan Lokey. In rendering the fairness opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Houlihan Lokey by the management of the Company, including the financial projections. Houlihan Lokey further assumed such information to be reasonably prepared and to reflect the best currently available estimates of the financial results and condition of the Company; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the fairness opinion; and that there were no facts or information regarding the Company that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of the Company.

As a matter of course, the Company does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by the management of the Company. The financial projections were prepared under market conditions as they existed as of approximately July 7, 2003 and management did not and does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the reverse stock split. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of the Company's future results.

Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at the Special Committee's request, Houlihan Lokey has not negotiated the transaction or advised the Special Committee with respect to alternatives to it.

Houlihan Lokey was not asked to opine and does not express any opinion as to:
(1) the tax or legal consequences of the reverse stock split; (2) the realizable value of the Company's stock or the prices at which the Company's stock may trade; and (3) the fairness of any aspect of the reverse stock split not expressly addressed in the fairness opinion.

The fairness opinion does not address the Special Committee's underlying business decision to effect or support the reverse stock split and does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the reverse stock split.

The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at the fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to the Company, the reverse stock split, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of the Company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


           FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following are the material federal income tax consequences of the reverse stock split to the Company and all its shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service in connection with the reverse stock split.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Company shareholders in light of their particular circumstances. The discussion assumes that the Company shareholders hold their shares of the Company common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     o    financial institutions;

     o    insurance companies;

     o    tax-exempt organizations;

     o    dealers in securities or currencies;

     o    traders in securities that elect to mark-to-market;

     o persons that hold the Company common stock as part of a hedge, straddle or conversion transaction;

     o persons who are considered foreign persons for U.S. federal income tax purposes; and

     o persons who do not hold their shares of the Company common stock as a capital asset.

Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local tax consequences to you of the reverse stock split in light of your own particular circumstances.

The Company. The reverse stock split will be a tax free reorganization described in Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Company will not recognize taxable income, gain or loss in connection with the reverse stock split.

Shareholders Who Receive Shares Of New Common Stock. A shareholder who receives only shares of new common stock in the transaction (i.e., a shareholder who owns a number of shares of old common stock equal to the product of 2,500 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such shareholder in shares of old common stock will carry over as the basis and holding period of such shareholder's shares of new common stock.

A shareholder who receives both shares of new common stock and cash in the transaction (i.e., a shareholder who owns a number of shares of old common stock which is greater than 2,500 and is not equal to the product of 2,500 multiplied by a whole number) will be treated as having exchanged a portion of his shares of old common stock for the shares of new common stock and as having had the balance of his old shares redeemed by the Company in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the old stock will be a taxable transaction to such shareholder, the consequences of which are described below (see, "Shareholders Who Receive Cash"). The portion of the transaction which is treated as an exchange of shares of old common stock for shares of new common stock will not be a taxable transaction for the shareholder and the shareholder will, therefore, not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such shareholder in the portion of his shares of old common stock exchanged for shares of new common stock will carry over as the basis and holding period of such shareholder's shares of new common stock.

Shareholders Who Receive Cash. Except as described in the paragraph captioned "Certain Shares Acquired by Exercise of Incentive Stock Options," below, the receipt by a shareholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a shareholder's situation, will be taxed as either:

(a) A sale or exchange of the redeemed shares, in which case the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for the redeemed shares; or

(b) A cash distribution which is treated: (i) first, as a taxable dividend to the extent of the Company's fiscal 2004 earnings and its earnings accumulated through May 29, 2004; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

Under Section 302 of the Code, a redemption of shares of stock from a shareholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

o the reverse stock split results in a "complete termination" of the shareholder's interest in the Company;

o the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

o the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer under as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

A shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 2,500 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split, will have his interest in the Company completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his old common stock. That is, such a shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for his old common shares.

A shareholder who receives only cash in the reverse stock split (i.e., owns fewer than 2,500 shares of old common stock) and would only constructively own shares of new common stock after the reverse stock split as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his interest in the Company completely terminated by the reverse stock split. Among other things, waiving family attribution requires (i) that the shareholder have no interest in the Company (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the ten year period immediately following the reverse stock split and (ii) including an election to waive family attribution in the shareholder's tax return for the year in which the reverse stock split occurs.

A shareholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock, must compare (X) his percentage ownership immediately before the reverse stock split (i.e., the number of old common shares actually or constructively owned by him immediately before the reverse stock split divided by the number of shares of old common stock outstanding immediately before the reverse stock split (approximately 10,564,388 shares)) with (Y) his percentage ownership immediately after the reverse stock split (i.e., the number of new common shares actually or constructively owned by him immediately after the reverse stock split divided by the number of shares of new common stock outstanding immediately after the reverse stock split).

If the shareholder's post reverse stock split ownership percentage is less than 80% of the shareholder's pre-reverse stock split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares.

If (i) the shareholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the shareholder's relative stock interest in the Company is minimal, and (iii) the shareholder's post reverse stock split ownership percentage is less than the shareholder's pre-reverse stock split ownership percentage, the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder and the shareholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares. For these purposes, actual and constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest and actual and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

In all other cases, cash in lieu of fractional shares received by a shareholder who immediately after the reverse stock split actually or constructively owns shares of new common stock will probably be treated: (i) first, as a taxable dividend to the extent of the Company's fiscal 2004 earnings and its earnings accumulated through May 29, 2004; (ii) then as a tax-free return of capital to the extent of the shareholder's tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares. If the amount treated as a tax free return of capital is less than the shareholder's tax basis in the portion of his shares of old common stock treated as redeemed for cash, the remaining tax basis is (i) added to the shareholder's tax basis for the shares of new common stock actually owned by the shareholder, or (ii) if the shareholder does not actually own any shares of new common stock, added to the tax basis of the shares of new common stock constructively owned by the shareholder.

Certain Shares Acquired by Exercise of Incentive Stock Options. If a shareholder receives cash in lieu of fractional shares with respect to shares of old common stock which the shareholder acquired by exercising an "incentive stock option" within the meaning of Section 422(b) of the Code (such options are commonly referred to as "qualified options" or "ISO's") and either (i) as of the effective date of the reverse stock split, the shareholder has held such shares for less than one year, or (ii) the incentive stock option pursuant to which the shareholder acquired the shares was granted less than two years before the effective date of the reverse stock split, a portion of the cash received by the shareholder in lieu of fractional shares will be compensation income, subject to income tax withholding and employment taxes. Generally, the amount treated as compensation income will be equal to the excess of (A) the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares over (B) the exercise price for such shares of old common stock; however, if the cash received in lieu of the fractional shares is less than the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares, the amount treated as compensation income will be limited to the excess of (X) the cash received in lieu of the fractional shares over (Y) the shareholder's tax basis for the shares of old common stock surrendered for the cash in lieu of fractional shares (generally, the amount paid for the shares). The tax treatment of the balance of the cash received in lieu of fractional shares will be determined under the principles described in the section captioned "Shareholders Who Receive Cash," above.

Tax Withholding. Non-corporate shareholders of the Company may be subject to backup withholding at a rate of 30% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a shareholder who
(1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

                              FINANCIAL INFORMATION

Reference is made to the Company's audited financial statements for the fiscal years ended June 1, 2002 and May 31, 2003 contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, that accompanies this Proxy Statement. In addition, shareholders are urged to read "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth on pages 11 through 18 of the Annual Report. Such financial statements and MD&A are incorporated herein by reference.

Summarized Financial Information

                                                                           Fiscal Year Ended
                                                ---------------------------------------------------------------------------
                                                   May 29          June 3          June 2        June 1         May 31
                                                    1999            2000            2001          2002           2003
                                                ---------------------------------------------------------------------------
                                                                 (In thousands, except per share amounts)
Net sales                                          $287,954        $287,055        $358,412      $326,171       $387,462
Cost of sales                                       242,022         268,937         299,417       291,767        315,169
                                                ---------------------------------------------------------------------------
Gross profit                                         45,932          18,118          58,995        34,404         72,293
Selling, general and administrative                  36,406          40,059          42,337        42,332         46,029
Other expense                                         1,539           5,071           5,943         8,436          7,127
                                                ---------------------------------------------------------------------------
Income (loss) before income taxes                     7,987         (27,012)         10,715       (16,364)        19,137
Income tax expense (benefit)                          2,907          (9,633)          3,891        (5,790)         6,925
                                                ---------------------------------------------------------------------------
Net income (loss)                                     5,080         (17,379)       $  6,824      $(10,574)      $ 12,212
                                                ===========================================================================

Net income (loss) per share:
   Basic                                               $.39          $(1.41)       $    .57      $   (.90)      $   1.04
                                                ===========================================================================
   Diluted                                             $.39          $(1.41)       $    .56      $   (.90)      $   1.03
                                                ===========================================================================


                                                                                  June 1         May 31
                                                                                   2002           2003
                                                ------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                      $  4,878       $  6,092
   Other current assets                                                             70,430         79,087
                                                                               -----------------------------
Total current assets                                                                75,308         85,179
Property, plant and equipment, net                                                 142,218        138,192
Other noncurrent assets                                                             12,128         12,021
                                                                               -----------------------------
Total assets                                                                      $229,654       $235,392
                                                                               =============================

Liabilities and stockholders' equity
Total current liabilities                                                         $ 57,998       $ 57,430
Long-term debt, less current maturities                                            107,998         95,652
Other noncurrent liabilities                                                         9,198         16,225
                                                                               -----------------------------
Total liabilities                                                                  175,194        169,307

Total stockholders' equity                                                          54,460         66,085
                                                                               -----------------------------
Total liabilities and stockholders' equity                                        $229,654       $235,392
                                                                               =============================

Book value per share                                                              $   4.63       $   5.62
                                                                               =============================

Pro Forma Balance Sheet

The following pro forma balance sheet is based upon the Company's balance sheet as of May 31, 2003 (historical cost basis), adjusted to give effect to the estimated cash payment for fractional shares resulting from the reverse stock split. The pro forma balance sheet is based upon the assumption that an aggregate of 826,480 pre-split shares will result in fractional shares and will be purchased by the Company for $6,074,628, and $500,000 in fees and expenses will be incurred in connection with the transaction. With respect to the estimated cash payments, the Company intends to utilize its cash and cash equivalents, as well as borrowings of $2 million under its line of credit, which is reflected in the pro forma balance sheet.


                                                 Historical            Pro Forma           Pro Forma
                                                May 31, 2003          Adjustments         May 31, 2003
                                            ----------------------------------------------------------------
                                                       (In thousands, except per share amounts)
                                            ----------------------------------------------------------------

Assets
Current assets:
   Cash and cash equivalents                       $  6,092                $(4,575)          $  1,517
   Other current assets                              79,087                                    79,087
                                            ----------------------------------------------------------------
Total current assets                                 85,179                 (4,575)            80,604
Property, plant and equipment, net                  138,192                                   138,192
Other noncurrent assets                              12,021                                    12,021
                                            ----------------------------------------------------------------
Total assets                                       $235,392                $(4,575)          $230,817
                                            ================================================================

Liabilities and stockholders' equity
Total current liabilities                          $ 57,430                $ 2,000           $ 59,430
Long-term debt, less current maturities              95,652                                    95,652
Other noncurrent liabilities                         16,225                                    16,225
                                            ----------------------------------------------------------------
Total liabilities                                   169,307                  2,000            171,307

Total stockholders' equity                           66,085                 (6,575)            59,510
                                            ----------------------------------------------------------------
Total liabilities and stockholders' equity         $235,392                $(4,575)          $230,814
                                            ================================================================

Book value per share                               $   5.62                                  $   5.44
                                            ======================                    ======================

Shares outstanding, pre-split basis                  11,764                                    10,938
                                            ======================                    ======================

First Quarter Ending August 30, 2003. While results of operations for the first fiscal quarter ending August 30, 2003 are not available at the time of the mailing of this Proxy Statement, the Company expects that the trend of profitability that began in the second quarter of fiscal 2003 will continue during fiscal 2004. The results of the third and fourth quarters of fiscal 2003 both included gains which are not expected to occur in the first quarter of fiscal 2004. However, based on the projected results of operations of the first quarter, management believes it is reasonable to expect after tax earnings in such quarter to be approximately $6 Million.

Projections

As stated above under "Proposed Reverse Stock Split-Opinion of Financial Advisor," Houlihan Lokey considered financial projections prepared by management of the Company. The financial projections cover the next five fiscal years and are set forth as Exhibit C to this proxy statement. The projections are believed by management to be of limited usefulness in view of the very significant effect on the Company's results of operations of changes in feed costs and wholesale shell egg prices, which are volatile and unpredictable and over which the Company has no control.

The inherent and wide cyclicality of the Company's business is demonstrated by the historical results of its operations set forth above under "Summarized Financial Information." Operating income (loss) and the cost of sales as a percent of net sales have fluctuated widely during the past five fiscal years as follows:


                                  Operating          Cost of Sales as a
Fiscal Year Ended               Income (Loss)       percent of Net Sales
------------------------------------------------------------------------
                                   (000,s)
    May 29, 1999                   $ 9,526                  84.4%
    June 3, 2000                   (21,941)                 93.7
    June 2, 2001                    16,658                  83.5
    June 1, 2002                    (7,928)                 89.5
    May 31, 2003                    26,264                  81.3

The significant fluctuations were largely attributable to changes in wholesale shell egg prices and feed costs.

Management's projections represent a good faith effort to project future results of operations but cannot be regarded as a reliable prediction of future performance. A continuation of profitability from and including the current fiscal year through and including fiscal 2007 is projected by management with a loss projected in fiscal 2008. The assumptions underlying projected shell egg prices are largely based on historic shell egg price levels, subject to adjustments. Actual future shell egg price levels, of course, are not now known or predictable. Similarly, the assumptions underlying feed costs are largely based on historic feed cost levels, subject to certain adjustments. Those costs also are not presently known or predictable.

Management's projections are predicated on management's judgments as to certain future prices, including corn, soybeans and other feed ingredients, as well as prices received by the Company for its eggs. These prices are highly unpredictable and heavily influenced by supply and demand which is not now known. In addition, feed prices are highly subject to fluctuations in weather conditions in the future, which, of course, are totally unpredictable for the time period covered in management's projections. The cost of feed, over which the Company has basically no control, constitutes approximately 55% of the cost of producing a dozen eggs. Adverse weather conditions experienced by the United States Grain Belt, as well as by grain exporting countries, can have a material effect on the Company's profit or loss and is not controllable by the Company.

The prices received by the Company for its eggs are almost entirely based upon a quote published by a privately owned market reporting service, Urner-Barry Publications, Inc. The Company has no control over the egg markets quoted by Urner-Barry. A very small change in the quoted egg market can produce significant fluctuations in the results of the Company's operations. The projections utilized management's estimate of egg prices well into the future which should not be relied upon as assured.

The Company is in a commodity-based industry which historically experiences extreme cycles of profit and loss. Accordingly, shareholders are advised to review the projections shown in Exhibit C as highly subjective judgments.

Information contained in Exhibit C that is not historical fact are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

Forward Looking Statements. The projections contain forward-looking statements which involve risks and uncertainties and the Company's actual experience may differ materially from the projections. Factors that may cause such a difference include, but are not limited to, those discussed in "Factors Affecting Future Performance" below, as well as future events that have the effect of reducing the Company's available cash balances, such as unanticipated operating losses or capital expenditures related to possible future acquisitions.

Factors Affecting Future Performance. The Company's future operating results may be affected by various trends and factors which are beyond the Company's control. These include adverse changes in shell egg prices and in the grain markets. Accordingly, past trends should not be used to anticipate future results and trends. Further, the Company's prior performance should not be presumed to be an accurate indication of future performance.

                     DESCRIPTION OF THE REVERSE STOCK SPLIT

Conversion of Shares. If approved by shareholders, the reverse stock split will be effected upon our filing of an amendment to our Amended and Restated Certificate of Incorporation that will provide for the conversion and reclassification of (i) each outstanding 2,500 shares of our common stock into one share of our Company common stock and (ii) each outstanding 2,500 shares of Class A common stock into one share of Class A common stock, in a reverse stock split. In the reverse stock split, the common stockholders will receive one share of Company common stock for each 2,500 shares they hold of record immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the fractional shares of common stock will be at the rate of $7.35 per pre-split share. Also, in the reverse stock split, the Class A common stockholders will receive one share of Company Class A common stock for each 2,500 shares they hold of record immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the Class A common stock will be equal to $7.35 per pre-split share. The following examples illustrate the effect of the reverse stock split on shareholders in various circumstances. Example 1: Shareholders Owning Fewer Than 2,500 Shares of Record

On the effective date of the reverse stock split, Shareholder A owns of record 2,000 shares of Company common stock. Using the ratio of one share of common stock for each 2,500 shares outstanding immediately prior to the reverse stock split, Shareholder A would be entitled to receive .8 shares of common stock. Because no fractional shares will be issued as a result of the reverse stock split, Shareholder A will not receive any common stock, but will instead receive a cash payment from the Company at the rate of $7.35 per pre-split share. In this example, Shareholder A will receive $14,700 in cash and will no longer be a shareholder of the Company.

Example 2: Shareholders Owning 2,500 or More Shares of Record

On the effective date of the reverse stock split, Shareholder B owns of record 3,000 shares of Company common stock. Using the ratio of one share of common stock for each 2,500 shares outstanding immediately prior to the reverse stock split, Shareholder B will be entitled to receive 1.2 shares of common stock. Because fractional shares will not be issued as a result of the reverse stock split, Shareholder B also will receive one full share of stock and $3,675 in cash (at the rate of $7.35 per pre-split share) for his remaining .2 share of common stock.

Authorized Capital Stock Following Reverse Split. The amendment to our Amended and Restated Certificate of Incorporation, a copy of which is attached as Exhibit B, will reclassify each outstanding share of common stock and will reduce our ability to issue any shares of capital stock from 31,200,000 shares to 12,480 shares. The amendment will reduce the authorized common stock from 30,000,000 to 12,000 shares and the authorized Class A common stock from 1,200,000 to 480 shares. The Board of Directors currently has, and will continue to have, authority to issue all authorized but unissued shares of capital stock at such times and for such consideration as the board determines. This authority will continue although the number of shares of capital stock authorized will be reduced. Other than the issuance of shares of common stock on exercise of outstanding options, the Company has no plans to issue any shares of common stock.

Legal Effectiveness. The reverse stock split will be effected promptly after the Company's shareholders approve the reverse stock split, if the split is approved. Following shareholder approval, the Company, as promptly as possible, will file an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and thereby effect the reverse stock split. Promptly thereafter, the Company will file a Form 15 with the SEC certifying that it has fewer than 300 shareholders of record, thereby terminating the registration of the common stock under the Securities Exchange

Act of 1934, and its NASDAQ listing will be terminated. Furthermore, the Company will cause the exchange transfer agent to send a letter of transmittal to all record holders of Company common stock as of the effective date of the amendment. The amendment and the reverse stock split, if approved, will be effective upon filing with the Delaware Secretary of State, which we anticipate will be October 10, 2003.

On the effective date of the reverse stock split, each certificate representing a share of Company common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each shareholder who owns fewer than 2,500 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Vote Required. The approval of the reverse stock split requires a majority of the votes eligible to be cast by the holders of the common stock and the Class A common stock be voted in favor of the transaction. Each share of common stock is entitled to one vote per share and each share of Class A common stock is entitled to ten votes per share. There are 10,564,388 shares of common stock outstanding and 1,200,000 shares of Class A common stock outstanding, which, collectively, are entitled to cast 22,564,388 votes. As indicated above, Mr. Adams owns shares of common stock and Class A common stock which represents 64.6% of the total voting power of the outstanding shares of the Company. Mr. Adams has agreed to vote his shares for and against the reverse stock split in the same proportion as the vote of all other shareholders. Therefore, at least 11,282,195 votes must be cast in favor of the Amendment to the Amended and Restated Certificate of Incorporation necessary to effect the reverse stock split for passage.

Exchange of Stock Certificates. A letter of transmittal will provide the means by which shareholders will surrender their stock certificates and obtain certificates evidencing the shares of Company common stock and/or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, the Company may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to the Company in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder must submit, in addition to other documents, a bond or other security satisfactory to the board indemnifying the Company and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact the Company. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to shareholders after the reverse stock split becomes effective. Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. The Company will bear these costs. The letter of transmittal will be sent to shareholders promptly after the effective date of the reverse stock split. Do not send in your stock certificate(s) until you have received the letter of transmittal.

Regulatory Approvals. The reverse stock split is not subject to any regulatory approvals.

Source of Funds and Expenses. We estimate that a total of approximately $6.1 Million will be required to pay for the fractional shares of Company common stock and Company Class A common stock exchanged for cash in the reverse stock split, and approximately $500,000 of expenses will be incurred in connection with the reverse stock split, for a total of $6.6 Million. Cash and cash equivalents on hand will serve as a source of approximately $4.6 Million, and a $2.0 Million draw under an existing line of credit in relation to which Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank") serves as lead bank, will provide the balance of the funds required to effect the going private transaction. We plan to use funds from our operations to repay the $2.0 Million of borrowing under the line of credit.

The loan agreements in place with the Company's lenders contain restrictive covenants which include:

WORKING CAPITAL

     Company will at all times maintain a Current Ratio (excluding current deferred income taxes) on an individual and a consolidated basis of not less than 1.25 to 1.0.

TANGIBLE NET WORTH

     (1) From March 1, 2003 through February 27, 2004 a minimum tangible net worth of $53,000,000.
     (2) From February 28, 2004 and thereafter a minimum tangible net worth of $60,000,000.
     (3) After fiscal year 2004 the tangible net worth requirement will increase by 45% of each year's net income. The increase begins with fiscal year 2005, $60,000,000 plus 45% of net income, with no decrease in loss years.

TOTAL FUNDED DEBT TO TOTAL CAPITALIZATION

     Not to exceed
     (1)  70% from March 2, 2003 through February 27, 2004.
     (2)  65% from February 28, 2004 through November 26, 2004.
     (3)  60% at November 27, 2004 and thereafter

CASH FLOW COVERAGE RATIO

     A ratio of 1.25 to 1 as of the fiscal year which ended May 31, 2003 and each fiscal quarter end thereafter.

CAPITAL EXPENDITURES

     Capital Expenditures not to exceed depreciation for the current and preceding three fiscal quarters.

DIVIDENDS

     No cash dividends after the reverse split is effective unless permitted by the lenders.

COMMON STOCK PURCHASES

     Not to exceed $500,000 per fiscal year (excluding the going private transaction and the limited post-transaction purchases described in the Proxy Statement). If, after giving effect to the purchase, total funded debt to capitalization is less than 60% and the purchase would not create any other covenant violations, up to $1,000,000 in common stock could be repurchased.

Interest on the line of credit with Rabobank is either 3% over the Fed Funds rate or LIBOR as elected by the Company.

The Company will pay all of the expenses related to the reverse stock split. We estimate that these expenses will amount to approximately $500,000, consisting of the SEC filing fee of about $15,000; legal and professional fees of about $415,000; accounting fees of about $25,000; additional printing costs of about $15,000; and other fees and costs of about $30,000.

Appraisal Rights. Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and bylaws, the Company's shareholders do not have the right to dissent from the reverse stock split and to receive a value for their shares in cash determined via an independent appraisal.

Dividends. The following table describes the frequency and amount of dividends paid by the Company during the past two years:

------------- ---------------------------- ------------------------------ --------------------------
    Date            Stock                               Amount                 Dividend per Share
------------- ---------------------------- ------------------------------ --------------------------
 09/03/01      Common Stock                           $136,557.39                     .0125
------------- ---------------------------- ------------------------------ --------------------------
 12/03/01      Class A Common Stock                    $14,250.00                     .011875
------------- ---------------------------- ------------------------------ --------------------------
 03/05/02      Common Stock                           $132,501.69                     .0125
------------- ---------------------------- ------------------------------ --------------------------
 03/05/02      Class A Common Stock                    $14,250.00                     .011875
------------- ---------------------------- ------------------------------ --------------------------
 06/03/02      Common Stock                           $132,501.68                     .0125
------------- ---------------------------- ------------------------------ --------------------------
 06/03/02      Class A Common Stock                    $14,250.00                     .011875
------------- ---------------------------- ------------------------------ --------------------------
 09/03/02      Common Stock                           $132,501.71                     .0125
------------- ---------------------------- ------------------------------ --------------------------
 09/03/02      Class A Common Stock                    $14,250.00                     .011875
------------- ---------------------------- ------------------------------ --------------------------
 12/03/02      Common Stock                           $132,501.68                     .0125
------------- ---------------------------- ------------------------------ --------------------------
 12/03/02      Class A Common Stock                    $14,250.00                     .011875
------------- ---------------------------- ------------------------------ --------------------------
 03/04/03      Common Stock                           $132,501.67                     .0125
------------- ---------------------------- ------------------------------ --------------------------
 03/04/03      Class A Common Stock                    $14,250.00                     .011875
------------- ---------------------------- ------------------------------ --------------------------
 06/03/03      Common Stock                           $132,511.19                     .0125
------------- ---------------------------- ------------------------------ --------------------------
 06/03/03      Class A Common Stock                    $14,250.00                     .011875
------------- ---------------------------- ------------------------------ --------------------------

The Company's loan agreements with various financial institutions will not permit the Company to pay cash dividends after the reverse split without permission of the lenders.

High and Low Common Stock Price for Last Two Fiscal Years and Fiscal Quarter ended August 30, 2003.





Fiscal Year End       Fiscal Quarter                  High               Low
---------------       --------------                  ----               ---

May 29, 2004          First Quarter                 $  7.80            $  5.07


May 31, 2003          First Quarter                 $  4.36            $  3.20

                      Second Quarter                   3.83               2.79

                      Third Quarter                    4.22               3.17

                      Fourth Quarter                   5.60               3.20


June 1, 2002          First Quarter                 $  5.07            $  3.35

                      Second Quarter                   4.64               3.50

                      Third Quarter                    4.05               2.48

                      Fourth Quarter                   4.15               2.95

______________

The closing price of the Company's common stock on July 11, 2003, the last trading day before the Company's announcement that a Special Committee of the Board had been established to explore a going private transaction was $5.52. The high and low common stock prices for the period September 1 through September ____, 2003 were high $_____ and low $_____; on September ___, 2003 the closing price of the common stock was $______________.

Stock Purchases

The following table reflects all purchases by the Company of its common stock during the two years preceding the date of this Proxy Statement.

Number of Shares            Trade Date            Per Share Purchase Price
----------------            ----------            ------------------------
      3,100                 09/05/2001                     $3.90
      4,900                 09/10/2001                     $3.95

All of the above purchases were effected in the open market in ordinary brokerage transactions.

Recommendation of the Board of Directors; Background of Determination of Fairness of the Reverse Stock Split The Board of Directors, including those directors who are not employees of the Company, has unanimously approved the reverse stock split, and the board unanimously recommends that the shareholders vote for approval and adoption of the proposed amendment to the Amended and Restated Certificate of Incorporation that will effect the reverse stock split. With the exception of the undertaking by Mr. Adams with respect to the voting of his shares of common stock and Class A common stock, all of the Company's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the proposed amendment. The directors and executive officers of the Company, excluding Mr. Adams, beneficially owned approximately 5.2% of the shares outstanding as of August 14, 2003.

              OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock as of August 14, 2003, by:

          o each person known by us to beneficially own more than 5% of the class outstanding, and

          o each director, each nominee to serve as a director of the Company, each executive officer named in the Summary Compensation Table (see "Compensation of Executive Officers and Directors") and by all directors and officers as a group.

                      Common Stock and Class "A" Common Stock                             Number of Shares to
                      ---------------------------------------                              be Owned After the    Cash to be Received
                      Number of Shares(1)             Percent of Class    Percent of       Reverse Stock Split       in Lieu of
                      -------------------             -----------------   Total Voting     -------------------       Fractional
Name of Beneficial    Common             Class A      Common    Class A     Power (3)      Common      Class A        Shares
Owner(2)              ------             -------      ------    -------     ---------      ------      -------        ------
--------
Fred R. Adams, Jr.    4,264,408(4)(5)  1,085,000        39.8%      90.4%      66.5%         1,705          434       $13,965

Cal-Maine Foods,
Inc.  Employee
Stock Ownership Plan  3,421,618                         31.9                  15.0          1,368                     11,944

Dimensional Fund        618,850                          5.8                   2.7            247                      9,822
Advisors

Richard K. Looper       167,183(6)                       1.6                     *             66                     15,986

Adolphus B. Baker       264,623(7)       115,000         2.5        9.6        8.0            105           46        15,619

Bobby J. Raines         226,550(8)                       1.8                   1.0             90                     11,393

Jack B. Self             47,901(9)                                               *             19                      2,947

Joe M. Wyatt            164,234(10)                      1.3                     *             65                     12,678

Charles F. Collins       87,560(11)                        *                     *             35                        367

W. D. (Jack) Cox         12,000                            *                     *              4                     14,700

R. Faser Triplett,       40,000                            *                     *             16                        -0-
M.  D.

Letitia C. Hughes         3,000                            *                                    1                      3,675

All directors and     5,264,946        1,200,000        49.1      100.00      76.0
executive officers
as a group (ten
persons) (12)

______________________
*  Less than 1%.

(1) The information as to beneficial ownership is based on information known to us or statements furnished to us by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote or to direct the voting of a security, or the sole or shared investment power with respect to a security (i.e. the power to dispose of, or to direct the disposition of a security). For purposes of this table, a person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date, such as under our Stock Option Plans.

(2) The address of each person, except W. D. Cox, R. Faser Triplett, M.D. and Letitia C. Hughes is Cal-Maine Foods, Inc., 3320 Woodrow Wilson Drive (Post Office Box 2960), Jackson, Mississippi 39207. Mr. Cox's address is 1161 Oak River Road, Memphis, Tennessee 38120; Dr. Triplett's address is 404 West Parkway, Ridgeland, Mississippi 39157; Ms. Hughes' address is P.O. Box 291, Jackson, Mississippi 39205.

(3) Percent of total voting power is based on the total votes to which the Common Stock (one vote per share) and Class A Common Stock (ten votes per share) are entitled.

(4) The number of shares shown in the table include 427,231 shares of Common Stock owned by Mr. Adams' spouse, separately and as to which Mr. Adams disclaims beneficial ownership.

(5) Includes 265,217 shares accumulated under the Cal-Maine Foods, Inc. Employee Stock Ownership Plan ("ESOP").

(6) Includes 75,678 shares accumulated under ESOP and 12,608 shares owned by Mr. Looper's spouse.

(7) Includes 96,653 shares owned by Mr. Baker's spouse separately and as custodian for their children as to which Mr. Baker disclaims any beneficial ownership and 35,692 shares accumulated under the ESOP.

(8) Includes 12,339 shares accumulated under the ESOP and 5,000 shares owned by Mr. Raines' spouse.

(9)  Includes 26,101 shares accumulated under the ESOP.

(10) Includes 11,208 shares accumulated under the ESOP.

(11) Includes 75,560 shares accumulated under the ESOP.

(12) Includes shares as to which Messrs. Adams and Baker disclaim any beneficial ownership. See Notes (4) and (7) above.

The shares of Common Stock accumulated in the ESOP, as indicated in Notes (5) through (11) above, also are included in the 3,421,618 shares shown in the table as owned by the ESOP.

                              ELECTION OF DIRECTORS

     Our bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors and that the number may not be less than three nor more than fifteen. Pursuant to the bylaws, the Board of Directors has fixed the number of directors at ten. Unless otherwise specified, proxies will be voted FOR the election of the ten nominees named below to serve until the next annual meeting of shareholders and until their successors are elected and qualified. If, at the time of the meeting, any of the nominees named below is unable or declines to serve as director (which is not anticipated), the proxies will be voted for the election of such other person or persons as the Board of Directors may designate in their discretion. The directors recommend a vote FOR the ten nominees listed below. All nominees presently serve as directors of the Company.

Nominees for Director

The table below sets forth certain information regarding the nominees for election to the Board of Directors:


         Name                     Age                     Tenure and Business Experience
         ----                     ---                     ------------------------------

Fred R. Adams, Jr. (1) (3)         71    Fred R. Adams, Jr. has served as the Chief Executive Officer and
Chairman of the Board of                 director of the Company since its formation in 1969 and as the
Directors, Chief Executive               Chairman of its Board of Directors since 1982.  He is a director
Officer and Director                     and past chairman of National Egg Company, United Egg Producers,
                                         Mississippi Poultry Association, U.S. Egg Marketers, Inc., and
                                         Egg Clearinghouse, Inc.  Mr. Adams is the father-in-law of Mr.
                                         Baker.

Richard K. Looper (1)              76    Richard K. Looper served as President and Chief Operating Officer
Vice Chairman of the                     of the Company from 1983 to January 1997.  Previously, he had
Board of Directors and                   served as Executive Vice President of the Company since 1982 and
Director                                 was originally employed by the Company in 1974.  Mr. Looper is a past chairman of the American Egg Board and U.S. Egg Marketers,
                                         Inc. and presently serves as Chairman of Egglands Best, Inc. He has served as a director of the Company since 1982.

Adolphus B. Baker (1)              46    Adolphus B. Baker was elected President and Chief Operating
President, Chief Operating               Officer in January 1997.  He was serving as Vice President and
Officer and Director                     Director of Marketing of the Company when elected President.
                                         Previously, he had served as Assistant to the President since
                                         1987 and has been employed by the Company since 1986.  He has been a director of the Company since 1991.  Mr. Baker is a member of the American Egg Board Executive Committee, Past Chairman of
                                         Mississippi Poultry Association, and is a past chairman of Egg
                                         Clearinghouse, Inc. Mr. Baker is a director of Trustmark
                                         National Bank of Jackson, Mississippi.  Mr. Baker is Mr. Adams'
                                         son-in-law.

Bobby J. Raines (1)                70    Bobby J. Raines has served as Vice President, Chief Financial
Vice President, Chief                    Officer, Treasurer and Secretary of the Company since 1972.
Financial Officer, Treasurer,            Previously, he had handled various operational responsibilities
Secretary and Director                   and has been employed by the Company since its formation in
                                         1969. He has served as a director of the Company since 1982.

Jack B. Self, Vice                 73    Jack B. Self has been Vice President/Operations and Production of
President/Operations and                 the Company since 1977.  He has served as a director of the
Production and Director                  Company since 1983.

Joe M. Wyatt                       64    Joe M. Wyatt has been Vice President/Feed Mill Division since
Vice President/Feed Mill                 1977 and has been employed by the Company since its formation in
Division and Director                    1969.  He has served as a director of the Company since 1983.

Charles F. Collins                 59    Charles F. Collins has served as Vice President and Controller of the Company since 1978. He has served as a director of the Company since 1983. He has been employed by the Company since 1969.

W. D. (Jack) Cox (2) (3)           77    W. D. (Jack) Cox has served as a director of the Company since
Director                                 September 1996.  Mr. Cox has been a consultant to various food companies and a major farm implement Company since October 1990.
                                         Prior thereto, he served as Vice President for vegetable oil procurement at Kraft, Inc. ("Kraft"), and was a consultant to offshore and Canadian locations of Kraft's facilities. In the early 1980s, Mr. Cox was Vice President for commodities and ingredients of Nabisco Brands, Inc. From 1970 to 1972 Mr. Cox
                                         was employed by the Company as Vice President for egg products.

R. Faser Triplett, M.D. (2)(3)   69      R. Faser Triplett, M.D., has served as a director of the Company since September 1996. Dr. Triplett is a retired physician and a
                                         Clinical Assistant Professor at the University of Mississippi
                                         School of Medicine.  He is the majority owner of Avanti Travel,
                                         Inc.

Letitia C. Hughes(2)             51      Letitia C. Hughes was elected as a director of the Company in
                                         July of 2001. Since 1974 Ms. Hughes has been associated with
                                         Trustmark National Bank, Jackson, Mississippi, in managerial positions. She is presently serving as Senior Vice-President,
                                         Manager, Private Banking.

________________

(1)  Member of the Executive Committee
(2)  Member of the Audit Committee
(3)  Member of the Compensation Committee

     The Company's executive officers serve as executive officers at the pleasure of the Board. None of the officers or directors have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanor). None of the executive officers or directors have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board and Committee Meetings

The Board of Directors of the Company held four meetings in the fiscal year ended May 31, 2003. The Executive Committee of the Board consists of Messrs. Adams, Looper, Baker and Raines. The Board also has a Compensation Committee consisting of Messrs. Adams, Cox and Triplett, and an Audit Committee consisting of Messrs. Cox and Triplett and Ms. Hughes. The Board does not have a nominating committee or committee performing similar functions. This function is performed by the Executive Committee.

The Executive Committee may exercise all of the powers of the full Board of Directors, except for certain major actions, such as the adoption of any agreement of merger or consolidation, the recommendation to stockholders of any disposition of substantially all of the Company's assets or a dissolution of the Company, and the declaration of a dividend or authorization of an issuance of stock. The Executive Committee acts on matters, within the scope of its authority, between meetings of the full Board. During the last fiscal year, no formal meetings of the Executive Committee were held, but the Committee, pursuant to Delaware law, took action by unanimous written consent on five occasions.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, including the issuance of stock options to the Company's officers, employees and directors. The Compensation Committee met one time during fiscal 2003.

The Audit Committee, which is composed of three independent directors, meets with management and the Company's independent auditors to determine the adequacy of internal controls, to recommend auditors for the Company and other financial reporting matters. The Audit Committee met two times during fiscal 2003.

Each member of our Board of Directors attended 75% or more of the total meetings of the Board and all committees of the Board on which he or she served during fiscal 2003.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. A copy of the Charter of the Audit Committee was attached as Appendix A to our Proxy Statement for fiscal year 2001. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with Ernst & Young, LLP, independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee held two meetings during fiscal year 2003.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 31, 2003, for filing with the Securities and Exchange Commission.

W. D. (Jack) Cox, Audit Committee Member
Letitia C. Hughes, Audit Committee - Chairperson
R. Faser Triplett, M.D. , Audit Committee Member

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, such as the common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such persons are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the fiscal year ended May 31, 2003, all Section 16(a) reports applicable to its directors and executive officers were timely filed.

Certain Transactions

     The Company owns approximately 14% of Eggland's Best, Inc. ("Eggland's Best"), a specialty egg marketing firm. During the fiscal year ended May 31, 2003, the Company paid approximately $3 million to Eggland's Best for merchandising services. Richard K. Looper, Vice Chairman of the Board and a director of the Company, is a director and Chairman of Eggland's Best, Inc.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal year ended May 31, 2003, by (i) our chief executive officer and (ii) our four other most highly compensated executive officers who were serving as executive officers at the end of that year.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                 Annual Compensation                Compensation
                                                 -------------------                ------------
                  Name and                                                             LTIP            All Other
             Principal Position                Year      Salary       Bonus(1)        Payouts       Compensation (2)
             ------------------                ----      ------       --------        -------       ----------------
Fred R. Adams, Jr., Chairman of the            2003     $255,340      $270,000          None            $149,384
Board and Chief Executive Officer              2002     $257,700      $270,000          None            $ 83,797
                                               2001     $257,738      $250,000          None            $ 83,797


Richard K. Looper - Vice Chairman of           2003     $149,175      $125,000          None            $  1,246
The Board of Directors                         2002     $ 84,396      $113,563        $25,000(3)        $  1,246
                                               2001     $125,858      $110,000        $50,000           $  1,215


Adolphus B. Baker - President, Chief           2003     $164,736      $150,000          None            $  7,214
Operating Officer and Director                 2002     $159,942      $140,000          None            $    710
                                               2001     $148,642      $140,000          None            $    710


Bobby J. Raines - Vice President,
Chief Financial Officer, Treasurer and         2003     $160,975      $150,000                          $    977
Secretary and Director                         2002     $158,296      $142,500          (4)             $    977
                                               2001     $160,728      $140,000                          $    977


Jack Self - Vice President/
Operations and Production                      2003     $100,971      $ 72,534                          $  1,102
and Director                                   2002     $ 78,762      $ 71,566          (4)             $  1,102
                                               2001     $ 74,935      $ 71,566                          $  1,102

________________________

(1) Bonuses are determined annually by the Compensation Committee of the Board of Directors on a discretionary basis based on the results of our operations and the Committee's evaluation of the executive officer's contribution to such performance, except that Mr. Self's bonus is determined pursuant to a formula.

(2) The amounts shown represent premiums paid under separate life insurance policies purchased by us for each person named in the table. The policy on Mr. Adams' life is owned by an Adams family inter vivos trust, and the beneficiaries are Mr. Adams' four daughters and their descendants. Messrs. Baker, Self, Looper and Raines are the owners of their respective policies, and members of their families are the beneficiaries. The Company is not a beneficiary under any of such policies and will not receive any portion of the proceeds paid thereunder upon the death of any of the insureds. In addition, we made contributions to the account of each named executive maintained under an ESOP Plan. See "Employee Stock Ownership Plan" below.

(3) Paid pursuant to Mr. Looper's incentive compensation agreement with us. See "Employment Agreements."

(4) Mr. Raines and Mr. Self can earn compensation payable in the future pursuant to long term incentive plans. See "Employment Agreements."

Options Granted For the Fiscal Year Ending May 31, 2003

For the fiscal year ending May 31, 2003 no options were granted to any of the officers named in the Summary Compensation Table.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values.

The following table sets forth the value of unexercised options and SARs held by the named executives at May 31, 2003, under our 1999 Stock Option Plan. No options were exercised by such persons during the year ended May 31, 2003.


                                                                 Number of Securities        Value of Unexercised
                        Number of                               Underlying Unexercised           In-the-Money
                        Securities                                   Options/SARs               Options/SARs at
                        Underlying                              At Fiscal Year-End (#)        Fiscal Year-End ($)
      Name             Options/SARs       $ Value Realized         Exercisable (E)/            Exercisable (E)/
                        Exercised                                 Unexercisable (U)            Unexercisable (U)
----------------------------------------------------------------------------------------------------------------
Fred Adams                 -0-                  -0-                      -0-                          -0-

----------------------------------------------------------------------------------------------------------------
                                                                 $16,000 E/$16,000 E          $35,840 E/$35,840 E

R. K. Looper               -0-                  -0-              $16,000 U/$16,000 U          $35,840 U/$35,840 U

----------------------------------------------------------------------------------------------------------------
                                                                 $16,000 E/$16,000 E          $35,840 E/$35,840 E

Adolphus Baker             -0-                  -0-              $16,000 U/$16,000 U          $35,840 U/$35,840 U

----------------------------------------------------------------------------------------------------------------
                                                                 $16,000 E/$16,000 E          $35,840 E/$35,840 E

B. J. Raines               -0-                  -0-              $16,000 U/$16,000 U          $35,840 U/$35,840 U

----------------------------------------------------------------------------------------------------------------

                           -0-                  -0-              $12,000 E/$12,000 E          $26,880 E/$26,880 E
Jack Self
                                                                   $8,000 U/$8,000 U          $17,920 U/$17,920 U
----------------------------------------------------------------------------------------------------------------

Equity Compensation Plan Information


                                         Number of shares to be          Weighted-average       Number of shares remaining
                                         issued upon exercise of        exercise price of          available for future
                                           outstanding options         outstanding options         issuance under equity
           Plan Category                                                                            compensation plans
--------------------------------------------------------------------------------------------------------------------------

Equity compensation plans approved
by security holders                              543,000                      $3.23                         -0-

Equity compensation plans not
approved by security holders                        0                           -                            -
                                         ---------------------------------------------------------------------------------
Total                                            543,000                      $3.23                         -0-
                                         =================================================================================

Employee Stock Ownership Plan

We maintain a payroll-based Employee Stock Ownership Plan. Pursuant to the ESOP, originally established in 1976, all full time employees over age 21 with one or more years of service, participate. Its assets, which currently consist primarily of Common Stock of the Company, are managed by a trustee designated by the Board. Contributions by us may be made in cash or shares of Common Stock, as determined by the Board of Directors. Employee contributions are not permitted. Company contributions generally may not exceed 15% of the aggregate annual compensation of participating employees. Contributions are allocated to the accounts of participating employees in the proportion which each employee's compensation for the year bears to the total compensation (up to $150,000 per employee) of all participating employees subsequent to January 1, 2002. Company contributions vest immediately upon the commencement of an employee's participation in the ESOP.

Shares of Common Stock held in an employee's account are voted by the ESOP trustee in accordance with the employee's instructions. An employee or his or her beneficiary is entitled to distribution of the balance of his or her account upon termination of employment. Our contributions to the ESOP amounted to approximately $2,056,000 in calendar year 2002. For calendar year 2003, our contributions to the ESOP on behalf of each of the executive officers named in the Summary Compensation Table were: Fred R. Adams, Jr. - $5,051, Richard K. Looper $3,334, Adolphus B. Baker - $3,311, Bobby J. Raines - $3,163, and Jack Self - $2,714.

1993 Stock Option Plan

Our 1993 Amended and restated Stock Option Plan was adopted on May 25, 1993, and amended and restated on October 10, 1996. This Plan was approved by our shareholders on May 25, 1993. A total of 500,000 shares of our common stock was reserved for issuance under this Plan.

Inasmuch as ten years have passed since the adoption of this Plan, by its terms no more options may be granted thereunder.

The exercise price for shares of stock subject to options under the Plan cannot be less than 100% of fair market value of our common stock on the date of grant of the options. The shares under this plan are subject to adjustment to prevent dilution.

There are currently options outstanding under this Plan for a total of 77,065 shares. All must be exercised within ten (10) years of grant. The exercise prices are from $3.95 to $4.33.

Shares subject to the 1993 Plan have been registered under the Securities Act of 1933. The shares will be withdrawn from such registration promptly after effectiveness of the reverse split.

1999 Stock Option Plan

Our 1999 Stock Option Plan was adopted on April 15, 1999, and approved by the shareholders on October 11, 1999. Under the 1999 Plan, a total of 500,000 shares of Common Stock were reserved for issuance upon the exercise of options that could be granted under the 1999 Plan. Options for 500,000 shares were awarded in December 13, 1999 by the Board of Directors and can be either incentive stock options ("ISOs") to satisfy the requirements of ss. 422 of the Internal Revenue Code (the "Code"), or non-statutory options ("NSOs") which are not intended to satisfy such requirements.

Under the 1999 Plan, the exercise price per share for any option granted may not be less than 100% of the fair market value of the common stock on the date of the grant. The number and kind of shares subject to an option and the option exercise price may be adjusted in certain circumstances to prevent dilution. The method of payment of an option exercise price will be as determined by the Board of Directors and as is set forth in the individual stock option agreements.

The options presently outstanding, all of which are held by employees, including executive officers and executive officers who are also directors, are for a total of 500,000 shares granted on December 13, 1999, at an exercise price of $3.00 per share and must be exercised no later than ten years after grant. Options for approximately 28,000 shares previously issued were surrendered by departing employees and have been reissued at exercise prices ranging from $3.95 per share to $4.19 per share. Shares subject to the 1999 Plan have been registered under the Securities Act of 1933. The shares will be withdrawn from such registration promptly after effectiveness of the reverse stock split.

Savings and Retirement Plan

Since 1985, we have maintained a defined contribution savings and retirement plan (the "Retirement Plan"), which is designed to qualify under Sections 401
(a) and 401 (k) of the Code. An employee is eligible to participate in the Retirement Plan on or after having attained age 21 and after one year of full time service. The Retirement Plan is administered by us and permits covered employees to contribute up to the maximum allowed by the IRS regulations. Highly compensated employees may be subject to further limitations on the amount of their maximum contribution. We may make discretionary contributions matching each employee's pre-tax contributions. At the present time, we do not make discretionary contributions. The Retirement Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended.

Participating employees are at all times 100% vested in their account balances under the Retirement Plan. Benefits are paid at the time of a participant's death, retirement, disability, termination of employment, and, under limited circumstances, may be withdrawn prior to the employee's termination of service. Contributions are not taxable to employees until such funds are distributed to them.

Employment Agreements

We have entered into certain incentive compensation continuation agreements with Richard K. Looper, Bobby J. Raines and Jack Self. Pursuant to the agreements, each executive officer may earn up to ten years of compensation payments if he remains with us until age 65. If the officer's employment ends before his 65th birthday, he would be entitled to fewer years of incentive compensation payments, depending on the length of time served as an officer. The incentive compensation payments are made monthly, beginning immediately after the officer's 65th birthday, at the annual rate of $50,000 per year for Messrs. Looper and Raines and $20,000 per year for Mr. Self. The Agreements provide that once payments begin or have been earned, any remaining payments will continue to be made to the officer's estate after his death.

Mr. Looper had earned ten years of incentive compensation payments under his agreement. Mr. Looper began receiving his payments on December 1, 1991 and payments ceased on November 1, 2001. Mr. Raines has earned fifteen years and will earn an additional year for each year worked thereafter until his retirement. Mr. Self has earned eighteen years and will earn an additional year for each year worked thereafter until his retirement.

Director Compensation

The Company's non-employee directors are each entitled to receive $10,000 annually as compensation for their services as a director and have been granted options to purchase Common Stock under the 1993 Plan and may be granted options under the 1999 Plan. Options to purchase 12,000 shares of Common Stock at a price of $4.33 per share were granted on October 15, 1996 to each of W. D.
(Jack) Cox and R. Faser Triplett, the then non-employee directors of the Company. Ms. Hughes was granted options to purchase 12,000 shares of common stock at a price of $4.25 on May 1, 2003. All options expire ten years after grant. Directors also may be compensated for any services performed in addition to their normal duties as a director of the Company. Employee-directors receive no additional compensation for their services as directors of the Company. For services rendered during fiscal year 2001 relative to the Company's then contemplated "going private" transaction, Messrs. Cox and Triplett and Ms. Hughes each received an additional payment of $10,000. As members of the current Special Committee considering the presently proposed going private transaction, such directors have received an additional $10,000 fee each.

Compensation Committee Interlocks and Insider Participation

In October 1996, the Board of Directors established a Compensation Committee. As indicated above, the members of the Committee are Fred R. Adams, Jr., Chairman of the Board of Directors and Chief Executive Officer, and W. D. (Jack) Cox and
R. Faser Triplett, M.D., independent directors of the Company. Only Mr. Adams is an employee of the Company.

Report of Compensation Committee

The compensation of the officers of the Company is determined by the Compensation Committee in consultation with the Executive Committee of the Board of Directors. The Compensation Committee consists of Messrs. Cox, Triplett and Adams, while the Executive Committee consists of Messrs. Adams, Looper, Baker and Raines.

The compensation of all officers consists of two components, a base salary and a bonus. The bonus which may be received by officers, other than members of the Executive Committee, is determined by a formula set forth in the Company's Bonus Program. The maximum bonus which an officer is entitled to receive is computed by taking his salary on the first day of the then fiscal year, adding his bonus from the previous year, and dividing by 2. This is the theoretical maximum that an officer may receive.

Other than officers who are members of the Executive Committee, of the maximum bonus payable, 50% of that bonus is predicated on the officer's individual performance and 50% is predicated on the profitability of the Company. If the Company achieves a pre-tax profit equal to 5 cents per dozen eggs produced by the Company, the officer will receive the entire profitability component of his bonus. If the Company achieves profitability at a pre-tax level less than 5 cents per dozen eggs produced, the profitability component of the bonus will be reduced proportionately. For example, if the Company earned a pre-tax profit of
2.5 cents per dozen eggs produced, the officer would be entitled to receive only one-half of the profitability component of his bonus.

The performance component of his bonus is determined by the Compensation Committee upon recommendation by the Executive Committee. The Executive Committee evaluates the respective responsibilities and performance of each officer, and based on their evaluation of that officer's performance, a recommendation as to what percentage of his performance component should be given is given to the Compensation Committee. An officer's total bonus is the sum of the profitability component and the bonus component.

Officers who are members of the Executive Committee are not eligible to participate in the established bonus program.

While members of the Executive Committee also receive a base salary and are eligible to receive a bonus in addition to their salary, the amount of their bonus, if any, is determined exclusively by the Compensation Committee. In determining the bonus, if any, to be paid to members of the Executive Committee, the Compensation Committee takes into consideration the performance of the Company, its profitability, and the individual contributions of the members of the Executive Committee. No formula is utilized in computing such bonuses.

The base compensation and bonuses available to all officers is intended by the Company to place the Company generally in the center of the compensation range paid to comparable employees in similar industries, with particular emphasis upon commodity-based companies such as egg producers, marketers, poultry producers, processors and distributors.

The overwhelming majority of businesses in the industry of the Company are privately held and, therefore, compensation information is not readily available. However, the general ranges of compensation within such industry are generally well known within the industry, and the Compensation Committee believes that the salaries and bonuses paid to the Company officers fall within the middle of the range being paid. It is the philosophy of the Company neither to pay the highest nor the lowest salaries or bonuses.

In evaluating the performance of the members of the Executive Committee, the Compensation Committee recognizes that the results of Company operation are significantly determined by factors over which management has little or no control, such as egg prices and the cost of feed ingredients. As a result, the compensation paid to officers serving as members of the Executive Committee is almost entirely subjective.

Fred R. Adams, Jr.
R. Faser Triplett, M.D.
W.D. Cox

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
       AMONG CAL MAINE FOODS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                               [GRAPHIC OMITTED]

* $100 invested on 5/31/98 in stock or index-including reinvestment dividends. Fiscal year ending May 31.





                              INDEPENDENT AUDITORS

The firm of Ernst & Young, LLP has served as our independent auditor since fiscal year 1989. In connection with the audit for fiscal 2003, the Audit Committee contracted with Ernst & Young, LLP to perform audit services for the Company in fiscal 2003 and fiscal 2004. Representatives of Ernst & Young, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

The fee paid to Ernst & Young during fiscal year 2002 and 2003 were:

Audit Fees (2002)                   $75,000.00
Audit Fees (2003)                   $70,000.00

Audit Related Fees (2002)           $30,000.00
Audit Related Fees (2003)           $ 4,000.00

Tax Fees (2002)                     $83,000.00
Tax Fees (2003)                     $     -0-

Other Fees (2002)                   $     -0-
Other Fees (2003)                   $     -0-


Fees for audit services include fees associated with the annual audit and the reviews of the Company's quarterly reports on Form 10-Q. Audit-related fees principally included employee benefit plan audits and internal control reviews in 2002, and accounting consultations in 2003. Tax fees included tax compliance, tax advice and tax planning in 2002.

                              SHAREHOLDER PROPOSALS

If the reverse stock split and related transactions described herein are not approved, shareholder proposals for the 2004 Annual Meeting must be received in writing by the Company no later than _____________, 2004, which is 120 days prior to the date on which we plan to mail proxy materials relating to that meeting, to be considered for inclusion in the Company's proxy materials for the 2004 Annual Meeting, if needed. Shareholder proposals should be addressed to Cal-Maine Foods, Inc., Post Office Box 2960, Jackson, Mississippi 39207,
Attention: Secretary. No shareholder proposals were received for inclusion in the proxy materials for the 2003 meeting.

                                  OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters are properly brought before the meeting, the proxies in the enclosed proxy will vote in accordance with their best judgment on such matters.

Holders of common stock are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States.

                           INCORPORATION BY REFERENCE

The accompanying Annual Report on Form 10-K contains the audited financial statements of the Company at June 1, 2002 and May 31, 2003 and for each of the fiscal years in the three-year period ended May 31, 2003. Such financial statements are incorporated herein by reference.


                                   By order of the Board of Directors,


                                   Bobby J. Raines
                                   Secretary
Jackson, Mississippi
September 4, 2003

                                                                       EXHIBIT A
                                                                       ---------

     Proposed Amendment to Amended and Restated Certificate of Incorporation

Section 4 of The Amended and Restated Certificate of Incorporation is proposed to be amended to provide as follows:


4. The amount of capital stock which the Corporation is authorized to issue shall be 12,480 shares of Capital Stock and shall consist of (a) 12,000 shares of common stock with a par value of One Cent ($.01) per share and (b) 480 shares of Class A common stock with a par value of one Cent ($.01) per share.

     No holder of Capital Stock of the Corporation shall have any pre-emptive right to subscribe to any stock of the Corporation or to any security convertible into stock of the Corporation.

     The designations, preferences, privileges, and voting powers of the aforesaid classes of stock of the Corporation and the restrictions, limitations, and qualifications thereof are as follows:

                                  COMMON STOCK

     Each 2,500 shares of common stock of the Corporation of the par value of One Cent ($.01) issued and outstanding or held in the treasury of the Corporation immediately before the close of business on the date this Amendment to the Amended and Restated Certificate of Incorporation becomes effective (the "Effective Time") is hereby reclassified and changed into one (1) fully paid and nonassessable share of common stock of the Corporation of the par value of One Cent ($.0l) each, (the "common stock") and each holder of record of a certificate for 2,500 or more shares of the Class A common stock of the par value of One Cent ($.01) of the Corporation as of the Effective Time shall be entitled to receive as soon as practicable, and without surrender of such certificate, a certificate or certificates representing one (1) share of common stock for each two thousand five hundred (2,500) shares of such Class A common stock represented by the certificate of such holder. No fractional shares of common stock may be issued. Any holder of record who would otherwise be entitled to receive fractional shares shall receive the value thereof, as determined by the board of directors of the Corporation, in cash.

     At all elections of directors of the Corporation, each holder of the common stock shall be entitled to as many votes as shall equal the number of votes which (except for such provisions as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two of them as he may see fit.

     Except for the right of cumulative voting in relation to the election of directors as set forth above, the holders of the common stock shall be entitled to one vote per share of common stock.

     The common stock and the Class A common stock of the Corporation of the par value of One Cent ($.01) referred to under "Class A Common Stock" below (the "Class A common stock") shall together vote as a class provided that the holders of common stock shall have one vote per share and the holders of Class A common stock shall have ten votes per share.

     Anything herein to the contrary notwithstanding, the holders of common stock shall have exclusive voting power on all matters at any time when no shares of Class A common stock are issued and outstanding, and the holders of the Class A common stock will have the exclusive voting power on all matters at any time when no shares of the common stock are issued and outstanding.

     Dividends and distributions may be declared, paid and made upon the common stock and the Class A common stock as from time to time determined by the board of directors of the Corporation and may be paid upon the common stock out of any source at the time lawfully available for the payment of dividends or distributions.

     The common stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class A common stock. If the Class A common stock is combined or subdivided, a proportionate combination or subdivision of the common stock shall be made at the same time.

                              CLASS A COMMON STOCK

     Each 2,500 shares of Class A common stock of the Corporation of the par value of One Cent ($.01) issued and outstanding or held in the treasury of the Corporation immediately before the Effective Time is hereby reclassified and changed into one (1) fully paid and nonassessable share of Class A common stock of the Corporation of the par value of One Cent ($.01) (the "Class A common stock") each, and each holder of record of a certificate for two thousand five hundred (2,500) or more shares of Class A common stock of the Corporation of the par value of One Cent ($.01) as of the Effective Time shall be entitled to receive as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing one share of Class A common stock for each 2,500 shares of such Class A common stock represented by the certificate of such holder. No fractional shares of Class A common stock shall be issued. Any holder of record who would otherwise be entitled to receive fractional shares shall receive the value thereof, as determined by the board of directors of the Corporation, in cash.

     At all elections of directors of the Corporation, each holder of the Class A common stock shall be entitled to as many votes as shall equal the number of votes which, except for such provisions as to cumulative voting, he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he sees fit.

     Except for the right of cumulative voting in relation to the election of directors as set forth above, each share of Class A common stock shall have ten votes per share on all matters that may be submitted to a vote or consent of the shareholders.

     The common stock and the Class A common stock shall together vote as a class provided that the holders of common stock shall have one vote per share and the holders of Class A common stock shall have ten votes per share.

     Anything herein to the contrary notwithstanding, the holders of common stock shall have exclusive voting power on all matters at any time when no shares of Class A common stock are issued and outstanding, and the holders of the Class A common stock will have the exclusive voting power on all matters at any time when no shares of the common stock are issued and outstanding.

     No dividend may be declared and paid on Class A common stock unless the dividend is payable only to the holders of Class A common stock and a dividend payable to common stock is declared and paid concurrently in respect of outstanding shares of common stock.

     The holders of record of Class A common stock may at any time convert any whole number or all of such holder's shares of Class A common stock into fully paid and non-assessable shares of common stock of the Corporation at the rate (subject to adjustment as hereinafter provided) of one (1) share of common stock for each share of Class A common stock converted. Such conversion shall be effected by the holder of Class A common stock surrendering such Class A common stock certificate or certificates to be converted, duly endorsed, at the office of the Corporation or at any transfer agent for the Corporation or for the Class A common stock together with a written election to the Corporation at such office that the holder thereof elects to convert all or the specified number of shares of class A common stock into common stock and specifying the name or names in which the holder desires the certificate or certificates for such shares of common stock to be issued. Upon conversion, the Corporation shall issue and deliver to such holder or holders, nominee or nominees, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled. Such conversion shall be deemed to have been made at the close of business on the day of presentation for conversion and the person or persons entitled to receive the shares of common stock as a result of such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock on such date.

     Before any shares of common stock shall be delivered upon conversion, the holders of shares of Class A common stock whose shares are being converted into common stock shall deliver the certificate or certificates representing such shares to the Corporation or its duly authorized agent (or if such certificates have been lost, stolen, or destroyed, the holder thereof shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in relation to such conversion) specifying the place where the common stock issued in conversion thereof. shall be sent. The endorsement of the certificate or certificates of Class A common stock to be converted into common stock shall be in form satisfactory to the corporation or its agent as the case may be.

     The number of shares of common stock into which the shares of Class A common stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the corporation or consolidation or merger of the Corporation with or into another corporation. Each share of the Class A common stock shall thereafter be convertible into such kind and amount of securities or other assets or both as are issuable or distributable in respect to the number of shares of common stock into which each share of Class A common stock is convertible immediately prior to such reorganization, reclassification, consolidation or merger. In any such case, appropriate adjustments shall be made by the board of directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class A common stock such that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be possible in relation to any securities or other assets thereafter deliverable upon conversion of the Class A common stock.

     The corporation shall at all times reserve and keep available out of the authorized and unissued shares of common stock solely for the purpose of affecting the conversion of the outstanding Class A common stock, such number of the shares of common stock as shall from time to time be sufficient to effect conversion of all outstanding Class A common stock and if, at any time, the number of authorized and unissued shares of common stock shall not be sufficient to effect conversion of the then outstanding Class A common stock, the Corporation shall take such action as may be necessary to increase the number of authorized and unissued shares of common stock to such number as shall be sufficient for such purposes.

     All certificates representing Class A common stock surrendered for conversion shall be appropriately canceled on the books of the Corporation and the shares converted, represented by such certificates, shall be restored to the status of authorized but unissued shares of Class A common stock of the Corporation. The Class A common stock may be issued only to Fred R. Adams, Jr. and members of his immediate family. As used herein "immediate family" is defined as Fred R. Adams, Jr., his spouse, his natural children, his sons-in-law or his grandchildren. In the event any share of Class A common stock, by operation of law or otherwise is, or shall be deemed to be owned by any person other than a member of the immediate family of Fred R. Adams, Jr., as herein defined, the voting power of' such stock shall be reduced from ten votes per share to one vote per share.

     Shares of Class A common stock shall be automatically converted into common stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A common stock shall be transferred, without limitation, by way of gift, settlement, will, operation of law or intestacy, to any person or entity that is not a member of the immediate family of Fred R. Adams, Jr.

     The holder of shares of Class A common stock of the Corporation may pledge or otherwise utilize Class A common stock as security for an obligation of a holder of such stock. Such pledge or utilization shall not be considered as a transfer of ownership for the purposes of determining eligibility of ownership of the Class A common stock until the beneficial ownership of any such pledged or hypothecated stock is transferred of record to a pledgee who is not a member of the immediate family of Fred R. Adams, Jr. Conversion into common stock shall be deemed to have occurred (whether or not certificates representing such shares are surrendered) as of the close of business on the date of transfer and the person or persons entitled to receive shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock on such date.

     No dividend or distribution may be declared and paid upon the shares of Class A common stock unless concurrently therewith a dividend and distribution is also declared and paid upon the shares of common stock. Any cash dividend or distribution payable upon the shares of Class A common stock shall be in an amount equal to ninety-five per cent of any cash dividend or distribution declared and paid upon the common stock on a per share basis.

     The Corporation shall pay any and all taxes or other fees payable in respect of the issuance and delivery of shares of common stock issuable as a result of the conversion of Class A common stock unless the issuance of common stock results from the transfer of Class A common stock to a person not entitled to the ownership thereof.

     All shares of common stock which may be issued upon conversion of the shares of Class A common stock will, upon issuance by the Corporation, be deemed validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

     So long as any shares of Class A common stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of not less than 66 2/3 per cent of the total number of shares of Class A common stock outstanding, voting separately as a class, (1) alter or change the rights or privileges of Class A common stock, (2) amend any provision of this paragraph 4 affecting the Class A common stock or (3) effect any re-classification or recapitalization of the Corporation's outstanding capital stock.

     Shares of Class A common stock may be issued to any party eligible to own such stock for such consideration, in an amount not less than the par value thereof, as the board of directors of the Corporation shall determine to be adequate, including without limitation, shares of the Corporation's common stock on a share for share basis.

                                                                       EXHIBIT B
                                                                       ---------

                    [GRAPHIC OMITTED] [HOULIHAN LOKEY LOGO]

August 16, 2003

The Special Committee of the Board of Directors
Cal-Maine Foods, Inc.
3320 Woodrow Wilson Avenue
Jackson, MS  39209


Dear Members of the Special Committee:

We understand that Fred R. Adams, Jr. ("Adams"), the Chairman of the Board and Chief Executive Officer of Cal-Maine Foods, Inc. ("Cal-Maine" or the "Company") holds (individually, through an employee stock ownership plan (the "ESOP") and through family members) approximately 39.8% of the common stock of the Company (the "Common Stock") and 90.4% of the Class A Common Stock of the Company, together controlling approximately 66.5% of the total voting power in the Company. We further understand that Adams and the Executive Committee of the Board of Directors (the "Executive Committee") plan to effectuate a reverse split of the Common Stock whereby each 2,500 outstanding shares will be converted into one share of Common Stock, and holders of fractional shares will be entitled to receive cash in lieu of fractional interests in an amount equal to $7.35 per share for each pre-split share. We also understand that in order to give effect to the views of the other shareholders of the Company regarding the proposed reverse stock split, Adams has agreed to vote his shares for and against the proposal in the same proportion as the vote of all other shareholders. The conversion of each 2,500 outstanding shares of Common Stock into one share of Common Stock and the associated payment of $7.35 of cash per pre-split share in lieu of fractional interests, are referred to collectively herein as the "Transaction."

We understand that the Company's Board of Directors has formed a committee consisting of non-management directors (the "Special Committee") to consider matters relating to the Transaction. On July 24, 2003, the Special Committee engaged us as its financial advisor to render the Opinion (as defined below). We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

You have requested our opinion (the "Opinion") as to the fairness from a financial point of view to the public holders of Common Stock (other than the directors and executive officers of the Company and the ESOP) of the $7.35 per share cash consideration to be received in the Transaction. The Opinion does not address the Special Committee's underlying business decision to effect or support the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

The Special Committee of the Board of Directors                              -2-
Cal-Maine Foods, Inc.
August 16, 2003

     1. met with certain members of management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and certain matters relating to the Transaction;

     2. been advised directly by Adams that he has no intention of selling his shares in the Company or engaging in any alternative to the Transaction;

     3. visited the corporate headquarters and business offices of the Company located in Jackson, Mississippi;

     4. reviewed the Company's annual reports to shareholders on Form 10-K for each of the five fiscal years ended May 29, 1999, June 3, 2000, June 2, 2001, June 1, 2002, and May 31, 2003;

     5. reviewed internally prepared monthly income statements and balance sheets provided by management for the twelve months ended June 28, 2003, which the Company's management has identified as being the most current financial statements available;

     6. reviewed audited financial statements for two of the Company's subsidiaries, American Egg Products, Inc. as of February 22, 2003 and Delta Egg Farm, LLC as of December 28, 2002;

     7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the fiscal years ending May 29, 2004, May 28, 2005, June 3, 2006, June 2, 2007, and May 31, 2008,
          which were provided to the Company's bank group on July 7, 2003;

     8. reviewed the schedule of Revised Debt Covenants for the Company dated July 31, 2003 and the Company's Debt Compliance Certificate for the quarter ended May 31, 2003;

     9. reviewed the Company's Amended and Restated Employee Stock Ownership Plan effective January 1, 2001; 10. reviewed the Minority Interest Fair Market Valuation of the Common Stock of Cal-Maine for Employee Stock Ownership Plan purposes as of June 1, 1996 prepared by Ireland Associates;

     11. reviewed industry information and analyses from various sources, including the Company's B.L.T.M. Special Report provided by Chilson's Management Controls, Inc.;

     12. reviewed the Executive Committee's offer letter to the Special Committee dated July 28, 2003 describing the proposal to effect a reverse stock split and subsequent buy-back of certain shares of the Company's Common Stock;

     13. held discussions with a representative from John Hancock, one of Company's lenders, to discuss the Company's current operations, financial condition, future prospects and projected operations and performance, and certain matters relating to the Transaction;

     14. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     15. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

The Special Committee of the Board of Directors                              -3-
Cal-Maine Foods, Inc.
August 16, 2003

     16. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering the Opinion. We have not independently verified the accuracy and completeness of the information supplied to us and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. The Opinion expressed herein is provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction and such Opinion does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the Transaction.

Based upon the foregoing and based upon such other matters as we consider relevant, and in reliance thereon, it is our opinion that as of the date hereof, the consideration to be received by the public holders of Common Stock (other than the directors and executive officers of the Company and the ESOP) in connection with the Transaction is fair to them from a financial point of view.




HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                       EXHIBIT C
                                                                       ---------

                              CAL-MAINE FOODS, INC.
         ASSUMPTIONS FOR PROJECTIONS OF PERFORMANCE FY'S 2004 THRU 2008


Enclosed are Cal-Maine's projections of our performance for the next five fiscal years These projections are based on the following assumptions.

1. Dozens sold will increase by 2.6% per year. We have increased 2.8% per year in recent years.

2. Due to animal welfare guidelines egg prices will average 2.2 cents per dozen more than the previous 10 year average, but 1.2 cents per dozen lower than the high 5 consecutive years egg prices during the 10 year period 1994 through 2003. See egg market information enclosed

3. The average sales discount for all eggs in relationship to the large egg market will improve .005% per year. I start with a .005% to the five year average discount of 20.4%. This years average is 17.3%. (See enclosed discount information) Part of this improved pricing is the result of more specialty eggs and another part is improved management resulting in more large eggs as a percentage of the total eggs produced by each flock.

4. Feed costs are based on reasonable Chicago Board of Trade prices for corn and soybean meal.

5. Egg production costs (farm costs) other than feed are started at 16.9 cents per dozen, which is higher than our historical average and increased each year.

6. Non farm costs (processing and packaging of the eggs) start at slightly higher than our most recent five year average and increase slightly each year.

7. Delivery, selling and administrative costs are increased each year. Only interest cost is decreased, and this as the level of debt decreases.

8. A $5,000,000 addition to our long-term debt in August of 2003 from an existing lender and a revised payment schedule on our existing term debt due to this refinancing.

                              CAL-MAINE FOODS, INC
                EGG SALES - AVERAGE BACK OF LARGE MARKET FOR THE
                ------------------------------------------------
                      FIVE FISCAL YEARS 1999 THROUGH 2003
                      -----------------------------------
                  PROJECTED FOR FISCAL YEARS 2004 THROUGH 2008
                  --------------------------------------------

              ------------------------ ACTUAL -----------------------------------     ============== PROJECTED ==============
               1999    2000    2001    2002     2003        AVERAGE       2004        2005        2006         2007     2008
               ----    ----    ----    ----     ----        -------       ----        ----        ----         ----     ----
JUNE          24.9%   17.1%   22.8%   21.5%    17.8%         20.8%       20.3%       19.8%       19.3%        18.8%    18.3%
JULY          24.9%   24.9%   21.9%   23.3%    21.5%         23.3%       22.8%       22.3%       21.8%        21.3%    20.8%
AUGUST        25.0%   30.5%   21.6%   22.4%    22.1%         24.3%       23.8%       23.3%       22.8%        22.3%    21.8%
SEPTEMBER     24.7%   21.7%   19.0%   19.7%    17.1%         20.4%       19.9%       19.4%       18.9%        18.4%    17.9%
OCTOBER       23.4%   23.1%   16.3%   21.6%    15.7%         20.0%       19.5%       19.0%       18.5%        18.0%    17.5%
NOVEMBER      17.5%   22.6%   19.5%   20.5%    20.5%         20.1%       19.6%       19.1%       18.6%        18.1%    17.6%
DECEMBER      18.7%   22.9%   19.7%   16.9%    14.8%         18.6%       18.1%       17.6%       17.1%        16.6%    16.1%
JANUARY       22.0%   20.4%   17.2%   18.2%    15.4%         18.6%       18.1%       17.6%       17.1%        16.6%    16.1%
FEBRUARY      19.4%   22.8%   18.8%   21.0%    19.9%         20.4%       19.9%       19.4%       18.9%        18.4%    17.9%
MARCH         18.5%   23.2%   18.9%   23.8%    13.2%         19.5%       19.0%       18.5%       18.0%        17.5%    17.0%
APRIL         21.0%   22.8%   19.5%   16.3%    13.1%         18.5%       18.0%       17.5%       17.0%        16.5%    16.0%
MAY           23.6%   22.0%   21.4%   18.6%    17.3%         20.6%       20.1%       19.6%       19.1%        18.6%    18.1%
AVERAGE       22.0%   22.8%   19.7%   20.3%    17.4%         20.4%       19.9%       19.4%       18.9%        18.4%    17.9%

   TEN YEAR URNER-BARRY S E REGIONAL LARGE EGG MKT. PRICE THURSDAY PRIOR WEEK
               (CAL-MAINE MONTHLY AVERAGE) FISCAL YRS 1994 - 2003

                                                                                                           MARKET
   FISCAL                                                                                                  USED IN      FISCAL
    YEAR        June  July  Aug.  Sept  Oct.  Nov.  Dec.   Jan.   Feb.  Mar.  April   May      Average   PROJECTIONS     YEAR
    ----        ----  ----  ----  ----  ----  ----  ----   ----   ----  ----  -----  ----      -------   -----------     ----
    1994        76.0  73.8  80.0  70.0  74.5  75.4  73.0   77.3   74.4  77.8  72.3   64.2       74.1
    1995        67.8  65.3  73.2  72.0  65.8  73.0  74.5   72.5   70.8  71.5  71.0   64.2       70.1
    1996        66.3  75.8  79.8  80.8  81.0  93.6  98.0   96.0   91.6  98.0  93.3   79.0       86.1        83.7         2004
    1997        84.0  83.5  90.2  94.0  90.8 101.2 109.3   88.5   92.8  88.0  84.0   76.0       90.2        83.0         2005
    1998        71.3  82.5  81.4  87.0  79.8  96.6  98.5   87.3   80.8  86.0  81.5   65.0       83.1        79.0         2006
    1999        73.8  72.8  82.8  79.0  84.5  87.6  91.0   81.5   78.4  78.3  71.8   61.6       78.6        78.0         2007
    2000        62.5  57.3  77.0  65.8  55.5  71.6  61.8   76.0   69.8  60.0  75.3   59.6       66.0        74.5         2008
    2001        69.0  64.3  77.8  69.8  78.5  86.8  98.8   87.8   76.8  82.8  84.0   62.8       78.3
    2002        63.3  63.8  70.2  63.3  70.0  76.0  69.0   74.8   70.6  86.3  65.0   59.0       69.3
    2003        73.3  68.5  75.8  69.8  66.5  88.2  85.5   81.3   84.8  84.0  85.8   74.6       78.2
94 thru 03
----------
10 Yr Avg.      70.7  70.8  78.8  75.2  74.7  85.0  85.9   82.3   79.1  81.3  78.4   66.6       77.4        79.6

Price Variation                                                                               DIFFERENCE       2.2      CNTS. DOZ.
vs. Average     -6.7  -6.6   1.4  -2.2  -2.7   7.6   8.5    4.9   1.7    3.9   1.0   -10.8       0.0                     INCREASE
                                                                                                                         FROM TEN
Quarterly Average     73.4              78.3               82.4               75.4              77.4                   YEAR AVERAGE

  Var. From Avg.      -4.0               0.9                5.0               -2.0               0.0

------------------------------------------------------------------------------------------------------------------------------------
                                                FIVE YEARS USED AS BASIS OF PROJECTIONS
                                                ---------------------------------------
    1996        66.3  75.8  79.8  80.8  81.0  93.6  98.0   96.0   91.6  98.0  93.3   79.0       86.1         83.7        2004
    1997        84.0  83.5  90.2  94.0  90.8 101.2 109.3   88.5   92.8  88.0  84.0   76.0       90.2         83.0        2005
    1998        71.3  82.5  81.4  87.0  79.8  96.6  98.5   87.3   80.8  86.0  81.5   65.0       83.1         79.0        2006
    1999        73.8  72.8  82.8  79.0  84.5  87.6  91.0   81.5   78.4  78.3  71.8   61.6       78.6         78.0        2007
    2000        62.5  57.3  77.0  65.8  55.5  71.6  61.8   76.0   69.8  60.0  75.3   59.6       66.0         74.5        2008
96 THRU 00
----------
5 YR AVG.       71.6  74.4  82.2  81.3  78.3  90.1  91.7   85.9   82.7  82.1  81.2   68.2       80.8         79.6

Price Variation                                                                               DIFFERENCE     1.2       CNTS. DOZ.
vs. Average     -9.2  -6.4   1.4   0.5  -2.5   9.3  10.9    5.1   1.9    1.3   0.4   -12.6       0.0                    DECREASE
                                                                                                                     FROM HIGH FIVE
Quarterly Average     76.1              83.3               86.8               77.2              80.8                  YEAR AVERAGE
                                                                                                                      IN TEN YEARS
  Var. From Avg.      -4.7               2.4                5.9               -3.6               0.0

                               CAL-MAINE FOODS INC
                    PROJECTED PERFORMANCE FY'S 2004 THRU 2008
                   (In thousands unless otherwise indicated)

                                 UNAUDITED                                                                           FY'S 04-08
                                 FY 2003       FY 2004        FY 2005       FY 2006        FY 2007        FY 2008       AVERAGE

Total Revenue                    387,463       417,927        424,820       415,597        419,994        412,005       418,068

Cost of Sales                    315,170       327,952        332,784       347,249        355,323        365,136       345,689

Gross Profit                      72,293        89,975         92,037        68,348         64,671         46,868        72,380

  Delivery                        18,234        19,328         20,151        20,873         21,251         21,690        20,659
  Selling & Admin.                27,795        26,167         27,174        28,039         28,546         29,459        27,877
  Interest                         8,690         7,400          6,400         5,600          5,400          4,100         5,780
  Other                           (1,563)       (1,200)        (1,200)       (1,200)        (1,200)        (1,200)       (1,200)
                                 -------       -------        -------       -------        -------       --------       -------
  Pre-Tax Earn                    19,137        38,279         39,512        15,036         10,673         (7,181)       19,264
  Tax Provision                    6,925        14,546         15,014         5,714          4,056         (2,729)        7,320
                                 -------       -------        -------       -------        -------       --------       -------
  Net Earnings                    12,212        23,733         24,497         9,323          6,618         (4,452)       11,944

Doz. Eggs Sold                   570,658       594,714        610,642       623,079        634,358        647,460       622,051
Doz. Eggs Produced               441,099       461,458        460,519       457,490        464,800        472,000       463,253
Doz. Eggs Purchased              129,559       133,256        150,123       165,589        169,558        175,460       158,797
 % Egg Needs Produced               77.3%         77.6%          75.4%         73.4%          73.3%          72.9%         74.5%

Lg. Egg Mkt./cents Doz.            78.35         84.44          83.00         79.00          78.00          74.50          79.8
Layer Feed Cost $ Ton            $134.11       $132.64        $128.24       $134.37        $134.93        $136.07       $133.25
Feed Conversion Lbs. Doz. Eggs      3.18          3.17           3.16          3.16           3.16           3.16          3.16
Feed Costs/Cents Doz. Eggs         21.27         21.03          20.24         21.21          21.30          21.48         21.05
Other Farm Costs/Cents Doz.        17.19         16.90          17.00         17.10          17.25          17.40         17.13
Farm Cost/cents Doz.               38.46         37.93          37.24         38.31          38.55          38.88         38.18
Non Farm Costs/Cents/Doz. sold     13.75         14.71          14.81         15.02          15.11          15.21         14.97
Cost of Sales/Cents/Doz.           52.21         52.64          52.05         53.33          53.66          54.09         53.15

Delivery/Cents/Doz..                3.20          3.25           3.30          3.35           3.35           3.35          3.32
Selling & Admin./Cents/Doz.         4.87          4.40           4.45          4.50           4.50           4.55          4.48
Interest/Cents/Doz.                 1.52          1.24           1.05          0.90           0.85           0.63          0.93

Sales Price (All Eggs)             64.90         67.61          66.96         64.15          63.70          61.18         64.72
Cents Back of Lg. Mkt.             13.46         16.83          16.04         14.85          14.30          13.32         15.07
% Back Of Large Market              17.2%         19.9%          19.3%         18.8%          18.3%          17.9%         18.9%

Pre-Tax P&L/Doz.. sold              3.35          6.44           6.47          2.41           1.68          (1.11)         3.18
Breakeven Mkt./Doz.. sold          75.00         78.00          76.53         76.59          76.32          75.61         76.61

Period Ending # Layers            19,877        20,500         20,200        20,000         20,000         20,000        20,140
Average # Layers                  20,046        20,637         20,379        20,067         20,000         20,000        20,216
Doz. Eggs/Avg.. Layer              22.00         22.36          22.60         22.80          23.24          23.60         22.92
Profit or Loss Per Layer            0.96          1.87           1.96          0.75           0.53          (0.36)         0.95
EBITDA/Average layer                2.20          2.97           3.02          1.81           1.58           0.63          2.00
Depreciation                      16,370        15,600         15,600        15,600         15,600         15,600        15,600

Corn $ Bushel Chicago Board of Trade             $2.40          $2.40         $2.49          $2.50          $2.55         $2.47
Soybean Meal $ Ton CBT                         $185.00        $165.00       $183.33        $185.00        $185.00       $180.67

                                      PROXY
                              CAL-MAINE FOODS, INC

       THIS PROXY IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

     The undersigned hereby appoints Fred R. Adams, Jr. and Bobby J. Raines, or either of them, as proxies with the power to appoint their substitutes and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Cal-Maine Foods, Inc. (the "Company"), held of record by the undersigned on September 8, 2003, at the Annual Meeting of Stockholders of the Company, to be held on October 10, 2003, and at any adjournment thereof, with all powers the undersigned would possess if personally present.

     1. To approve an amendment of the Amended and Restated Certificate of Incorporation of Cal-Maine Foods, Inc. to restructure the capitalization of the Company in order to effect a reverse stock split, terminate the registration of its common stock under the Securities Exchange Act of 1934, delist the common stock from trading on NASDAQ and become privately held.

          |_|      For
          |_|      Against
          |_|      Abstain

     2. Election of Directors (Check only one box below. To withhold authority for any individual nominee, strike through the name of nominee.)

          |_|      To vote for all the nominees listed below:
                   Fred R. Adams, Jr., Richard K. Looper, Adolphus B. Baker, Bobby J. Raines, Jack B. Self, Joe M. Wyatt, Charles F. Collins, W. D. (Jack) Cox, Faser Triplett, M.D. and Letitia C. Hughes.
          OR
          |_| To withhold authority to vote for all nominees listed above.
          OR
          |_| To allocate your votes among nominees for director utilizing cumulative voting, indicate the number of votes for each director opposite the name of each nominee.

                          Fred R. Adams, Jr.          ________
                          Richard K. Looper           ________
                          Adolphus B. Baker           ________
                          Bobby J. Raines             ________
                          Jack B. Self                ________
                          Joe M. Wyatt                ________
                          Charles F. Collins          ________
                          W. D. (Jack) Cox            ________
                          R. Faser Triplett, M.D.     ________
                          Letitia C. Hughes           ________

          Please refer to the Proxy Statement for a discussion of cumulative voting.

     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or, for good cause, will not serve as director, the proxies may vote for any person for director in their discretion.

When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 to approve the Amendment of the Amended and Restated Certificate of Incorporation of Cal-Maine Foods, Inc. to restructure the capitalization of the Company in order to effect a reverse stock split, terminate its registration under the Securities Exchange Act of 1934, delist its common stock from trading on NASDAQ and become privately held and FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 2. The undersigned hereby revokes any proxy heretofore given by the undersigned to vote at the Annual Meeting. This proxy may be revoked prior to its exercise, either in person or in writing.

                              --------------------------------------------------
                              Signature

                              --------------------------------------------------
                              Signature if held jointly

                              -------------------------------------------, 2003.

                    1.   Sign your name exactly as it appears on the label.

                    2. When signing as attorney, executor, administrator, trustee, or guardian, please state full title as such.

                    3. If a corporation, please sign in full corporate name by president or other authorized officer.

                    4. If a partnership, please sign in partnership name by authorized person.

                    5. When shares are held jointly, both stockholders must sign this proxy.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                                      PROXY
                              CAL-MAINE FOODS, INC.


       THIS PROXY IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

     The undersigned hereby directs the Trustee of the Cal-Maine Foods, Inc. Employee Stock Ownership Plan to vote all the shares of Common Stock of Cal-Maine Foods, Inc. (the "Company"), held for the account of the undersigned in the Plan on September 8, 2003 at the Annual Meeting of the shareholders of the Company, to be held on October 10, 2003, and at any adjournments thereof as follows:

     1. To approve an amendment of the Amended and Restated Certificate of Incorporation of Cal-Maine Foods, Inc. to restructure the capitalization of the Company in order to effect a reverse stock split, terminate the registration of its common stock under the Securities Exchange Act of 1934, delist the common stock from trading on NASDAQ and become privately held.

          |_|      For
          |_|      Against
          |_|      Abstain


     2. Election of Directors (Check only one box below. To withhold authority for any individual nominee, strike through the name of nominee.)

          |_|      To vote for all the nominees listed below:
                   Fred R. Adams, Jr., Richard K. Looper, Adolphus B. Baker, Bobby J. Raines, Jack B. Self, Joe M. Wyatt, Charles F. Collins, W. D. (Jack) Cox, R. Faser Triplett, M.D., and Letitia C. Hughes.
          OR
          |_| To withhold authority to vote for all nominees listed above.
          OR
          |_| To allocate your votes among nominees for director utilizing cumulative voting, indicate the number of votes for each director opposite the name of each nominee.

                          Fred R. Adams, Jr.          ________
                          Richard K. Looper           ________
                          Adolphus B. Baker           ________
                          Bobby J. Raines             ________
                          Jack B. Self                ________
                          Joe M. Wyatt                ________
                          Charles F. Collins          ________
                          W. D. (Jack) Cox            ________
                          R. Faser Triplett, M.D.     ________
                          Letitia C. Hughes           ________

          Please refer to the Proxy Statement for a discussion of cumulative voting.

     3. The Trustee is authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof. If a nominee for director is unable to serve or, for good cause, will not serve as director, the Trustee may vote for any person for director in their discretion.

When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 to approve the Amendment of the Amended and Restated Certificate of Incorporation of Cal-Maine Foods, Inc. to restructure the capitalization of the Company in order to effect a reverse stock split, terminate its registration under the Securities Exchange Act of 1934, delist its common stock from trading on NASDAQ and become privately held and FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 2. The undersigned hereby revokes any proxy heretofore given by the undersigned to vote at the Annual Meeting. This proxy may be revoked prior to its exercise, either in person or in writing.

                              --------------------------------------------------
                              Signature

                              --------------------------------------------------
                              Signature if held jointly

                              -------------------------------------------, 2003.

                    1.   Sign your name exactly as it appears on the label.

                    2. When signing as attorney, executor, administrator, trustee, or guardian, please state full title as such.

                    3. If a corporation, please sign in full corporate name by president or other authorized officer.

                    4. If a partnership, please sign in partnership name by authorized person.

                    5. When shares are held jointly, both stockholders must sign this proxy.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.